                                                                    EXHIBIT 10.4




                               CREDIT AGREEMENT
                               ----------------

                      STATE STREET BANK AND TRUST COMPANY
                         (FOR ITSELF AND AS AGENT FOR)
                            CORESTATES BANK, N.A.,
                               BANKBOSTON, N.A.
                                      AND
               MAC-GRAY CORPORATION, MAC-GRAY SERVICES, INC. AND
                             INTIRION CORPORATION

                          $90,000,000 SENIOR SECURED
                    REVOLVING CREDIT AND TERM LOAN FACILITY

                                APRIL 23, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                        PAGE
                                                                        ----


ARTICLE I - THE CREDIT FACILITY.........................................  1
1.01. The Credit Facility...............................................  1
  (a) Revolving Line of Credit and Term Loan Facility; Revolving Loans..  1
  (b) Request for Loans.................................................  2
  (c) Repayment of Principal; Premium...................................  2
  (d) Interest Payments.................................................  3
  (e) Commitment Fee....................................................  3
  (f) Use of Loan Proceeds..............................................  3
  (g) Letters of Credit.................................................  3
  (h) Amortization......................................................  4
1.02. Interest Rate Options.............................................  4
  (a) Interest Rate Options.............................................  4
  (b) Rate Quotations...................................................  5
1.03. Interest Periods..................................................  5
1.04  COF Interest Periods..............................................  5
1.05. Interest After Default............................................  6
1.06. LIBOR Unascertainable.............................................  6
1.07. Inadequacy of COF Loan Pricing....................................  7
1.08. Selection of Interest Rate Options................................  7

1.09. Payments..........................................................  7
1.10. Pro Rata Treatment of Banks.......................................  8
1.11. Availability......................................................  8
1.12. Charges Against Accounts..........................................  8
1.13. Payment on Non-Business Days......................................  8
1.14. Security Documents................................................  8
1.15. Additional Compensation in Certain Circumstances..................  8
  (a) Increased Costs or Reduced Return Resulting From
  Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.........  9
  (b) Indemnity.........................................................  9
1.16. Renewal........................................................... 10

ARTICLE II - CONDITIONS................................................. 10
2.01. Conditions to Closing............................................. 10
  (a) Documents......................................................... 10
  (b) Warranties, Covenants True........................................ 10
  (c) Closing Certificate............................................... 10
  (d) Results of Searches............................................... 10
  (e) Insurance......................................................... 11
  (f) Financial Statements.............................................. 11
  (g) Acquisition Documents and Approvals............................... 11
  (h) Other Documents................................................... 11
  (i) No Adverse Change................................................. 12

  (j) Closing Fee....................................................... 12
  (k) Legal Expenses.................................................... 12
  (l) Legal Opinion..................................................... 12
  (m) Termination of Prior Credit Agreement............................. 12
2.02. Conditions of Making Loans........................................ 12
  (a) Representations and Warranties.................................... 12
  (b) Performance....................................................... 13

ARTICLE III - REPRESENTATIONS AND WARRANTIES............................ 14
3.01. Organization...................................................... 14
3.02. Authority......................................................... 14
3.03. Approvals......................................................... 14
3.04. Valid Obligations................................................. 15
3.05. Security Interest................................................. 15
3.06. Assets............................................................ 15
3.07. Agreements........................................................ 15
3.08. Insurance......................................................... 16
3.09. Litigation; Claims................................................ 16
3.10. Labor Matters..................................................... 16
3.11. ERISA............................................................. 16
3.12. Financial Statements.............................................. 17
3.13. Taxes............................................................. 17

3.14. Investments....................................................... 17
3.15. Investment Company................................................ 17
3.16. Indebtedness...................................................... 17
3.17. Environmental Protection.......................................... 17
3.18. Margin Stock...................................................... 18
3.19. Representations Accurate.......................................... 18

ARTICLE IV - COVENANTS.................................................. 19
4.01. Affirmative Covenants Other Than Financial Covenants
  and Reporting Requirements............................................ 19
  (a) Property; Insurance............................................... 19
  (b) Maintain Rights................................................... 19
  (c) Books and Records; Inspection..................................... 19
  (d) Operating Accounts................................................ 20
  (e) Conduct of Business............................................... 20
  (f) Financing Statements.............................................. 20
4.02. Negative Covenants................................................ 20
  (a) Indebtedness...................................................... 20
  (b) Liens............................................................. 21
  (c) Guaranties........................................................ 21
  (d) Transfers......................................................... 22
  (e) Mergers........................................................... 22
  (f) Investments....................................................... 22

  (g) Principal Office.................................................. 23
  (h) Write Up of Assets................................................ 23
  (i) Dividends......................................................... 23
  (j) Environmental Matters............................................. 23
  (k) ERISA............................................................. 24
  (l) Waiver of Rights.................................................. 24
  (m) Sale Leaseback.................................................... 24
  (n) Subsidiaries; Additional Security................................. 24
  (o) Agreements with Affiliated Person................................. 24
  (p) Regulatory Compliance............................................. 24
4.03. Financial Covenants............................................... 24
  (a) Maximum Senior Leverage........................................... 24
  (b) Minimum Shareholders Equity....................................... 25
  (c) Maximum Capital Expenditures...................................... 25
  (e) Minimum Fixed Charge Coverage Ratio............................... 25
  (e) Current Ratio..................................................... 25
4.04. Reporting Requirements............................................ 25
  (a) Financial Reports................................................. 25
  (b) Other Financial Reports........................................... 26
  (c) Notices........................................................... 27

ARTICLE V - EVENTS OF DEFAULT; REMEDIES................................. 28
5.01. Events of Default................................................. 28

  (a) Representations and Warranties.................................... 28
  (b) Covenants......................................................... 28
  (c) Security Documents................................................ 28
  (d) Other Defaults.................................................... 28
  (e) Displacement of Management........................................ 28
  (f) Liens............................................................. 28
  (g) Seizure of Assets................................................. 28
  (h) Judgments......................................................... 28
  (i) Insolvency........................................................ 29
  (j) Loss; Material Adverse Effect..................................... 29
  (k) ERISA............................................................. 29
  (l) Security Interest................................................. 29
5.02. Remedies.......................................................... 29
5.03. Set-off........................................................... 30

ARTICLE VI - AGENCY..................................................... 31
6.01. Authorization of Agent and Relationship........................... 31
6.02. Disclaimer of Agent............................................... 31
6.03. Bank's Funding Obligations........................................ 31
6.04. Payments by the Borrowers......................................... 32
6.05. Payments by Agent................................................. 33
6.06. Direct Payments................................................... 34

6.07. Administration of the Loans....................................... 34
6.08. Unanimous Consent of Banks........................................ 34
6.09. Reliance by Borrowers............................................. 35
6.10. Rights of Agent................................................... 35
6.11. Acknowledgments, Representations and Covenants of Banks........... 36
6.12. Collective Action of the Banks.................................... 37
6.13. Successor Agent................................................... 37
6.14. Provisions Operative Between Banks and Agent Only................. 38

ARTICLE VII - MISCELLANEOUS............................................. 38
7.01. Further Assurances................................................ 38
7.02. Right to Cure..................................................... 39
7.03. Environmental Matters............................................. 39
7.04. Waivers; Release of Pledge Agreements of Certain Stockholders..... 39
7.05. Delays............................................................ 40
7.06. Notices........................................................... 40
7.07. Jurisdiction...................................................... 40
7.08. Execution......................................................... 40
7.09. Governing Law..................................................... 40
7.10. Fees.............................................................. 40
7.11. Binding Nature.................................................... 41

7.12. Severability...................................................... 41
7.13. Under Seal........................................................ 41

ARTICLE VIII - DEFINITIONS.............................................. 41
8.01. Definitions....................................................... 41
8.02. Use of Defined Terms.............................................. 49
8.03. Accounting Terms.................................................. 49




EXHIBITS
--------

     Exhibit A         Form of Note
     Exhibit B         Form of Security Agreement
     Exhibit C         Form of Corporate Pledge Agreement
     Exhibit D         Form of Subsidiary Guaranty Agreement
     Exhibit E         Form of Subsidiary Security Agreement


SCHEDULES
---------

     Schedule 3.01     Foreign Qualifications
     Schedule 3.05     Liens
     Schedule 3.06     Locations
     Schedule 3.07     Agreements with Affiliates
     Schedule 3.08     Insurance
     Schedule 3.09     Litigation; Claims
     Schedule 3.12     Financial Statements
     Schedule 3.14     Investments
     Schedule 3.16     Indebtedness
     Schedule 3.17     Environmental Protection
     Schedule 4.02(c)  Guaranties

  This Credit Agreement (the "Agreement") is made as of April 23, 1998 between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company with its Principal Office at 225 Franklin Street, Boston, Massachusetts 02110, for itself and as agent for the Banks (as hereinafter defined), CORESTATES BANK, N.A., a national banking association with its head office at 1345 Chestnut Street, Philadelphia, Pennsylvania, 19107 and BANKBOSTON, N.A., a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110 (each, a "Bank" and collectively, the "Banks") and MAC-GRAY CORPORATION, MAC-GRAY SERVICES, INC. AND INTIRION CORPORATION, each a Delaware corporation with their designated Principal Office at 22 Water Street, Cambridge, Massachusetts, 02141 (each a "Borrower" and collectively the "Borrowers").

  WHEREAS, each Borrower has requested that the Banks provide, and subject to the terms and conditions of this Agreement and of the other agreements and documents referred to herein, the Banks have agreed to provide, to the Borrowers a senior secured credit facility of up to $90,000,000 (the "Credit Facility") to provide for the financing of acquisitions, restructurings and working capital requirements of the Borrowers.

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, in order to induce the Banks to provide the Credit Facility, and intending to be legally bound, hereby jointly and severally agree with the Banks as follows:


                                   ARTICLE I
                              THE CREDIT FACILITY

  1.01.  The Credit Facility.  The Credit Facility shall consist of a revolving
         -------------------
line of credit and term loan facility pursuant to which the Banks may from time to time make Loans to the Borrowers and/or issue Letters of Credit on behalf of the Borrowers.

         (a)  Revolving Line of Credit and Term Loan Facility; Revolving Loans.
              ----------------------------------------------------------------
Subject to the terms and conditions hereinafter set forth, the Banks shall make loans to the Borrowers under the Revolving Line of Credit and Term Loan Facility (the "Revolving Loans") and/or issue Letters of Credit on behalf of the Borrowers at the Principal Office of the Agent, on any Business Day prior to April 23, 2001, in such amounts as the Borrowers may request; provided, however, that the aggregate of all Revolving Loans and all Letters of Credit outstanding shall at no time exceed $90,000,000. Within the foregoing limits, subject to the terms and conditions of this Agreement, the Borrowers may obtain Revolving Loans and/or Letters of Credit, repay Revolving Loans in whole or in part and obtain Revolving Loans again on one or more occasions. Each Revolving Loan advanced upon the Prime Rate Option shall be in the principal amount of Thirty Thousand Dollars ($30,000) or an integral multiple thereof. Each Revolving Loan advanced upon the LIBOR Option shall be in the principal amount of Thirty Thousand Dollars ($30,000) or an integral multiple thereof. Each Revolving Loan advanced upon the COF Option shall be in the principal amount of One Thousand Dollars ($1,000) or an integral multiple thereof. The Revolving Loans shall be evidenced by the Revolving Note of the Borrowers, dated as of the date on which the initial Revolving Loan is made. The Borrowers hereby irrevocably authorize each Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of each Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrowers with respect to principal of the Revolving Loans. Failure of any Bank to make any such notation shall not, however, affect any obligation of the Borrowers hereunder or under the Revolving Note.

       (b)  Request for Loans.  The Borrowers will give the Agent at least three
            -----------------
(3) Business Day's prior telephonic or written notice, specifying the amount and date of each Loan or Letter of Credit requested, the Interest Rate Option selected by the Borrower with respect thereto pursuant to Section 1.02 and, for LIBOR Loans or COF Loans, the Interest Period selected by the Borrower with respect thereto pursuant to Section 1.03 or 1.04, as applicable. Any telephonic notice given under this Section will be followed by written notice given not later than the next following Business Day. The Agent may rely in good faith on the identity and authority of any person providing such telephonic notice.

       (c)  Repayment of Principal; Premium.  The Borrowers shall repay in full
            -------------------------------
all Loans and all interest thereon and all other charges incurred in connection therewith upon the Termination Date. The Borrowers may prepay, at any time, without penalty, the whole or any portion of (i) any Prime Rate Loan provided that each such prepayment, if less than the aggregate amount of all Prime Rate Loans then outstanding, shall be in the amount of One Thousand Dollars ($1,000) or an integral multiple thereof or (ii) any LIBOR Loans provided at each such payment, if less than the aggregate amount of all LIBOR Loans then outstanding, shall be in the amount of $1,000 or an integral multiple thereof provided, further, however, that any prepayments of LIBOR Loans other than on the last day of the applicable LIBOR Interest Period shall be subject to the provisions of
Section 1.15(b)(i) herein. In the event that at any time the Loans outstanding are in an amount which exceeds the aggregate amount of all Loans and Letters of Credit permissible hereunder, the Borrowers will forthwith prepay so much of the Loans as may be required so that the aggregate of all Loans and Letters of Credit outstanding will not exceed the amount permissible hereunder. The Banks may, at their discretion, renew the senior secured Credit Facility described in this Agreement by extending the Termination Date. Neither the inclusion in this Agreement of financial covenants relating to periods after the Termination Date or any other terms and provisions hereof, however, will be deemed to create any implication that the Banks are required to renew such revolving line of credit. In the event that Borrowers prepay, without the express consent of the Banks, all principal and all interest outstanding under this Credit Facility or otherwise terminate this facility within the first three years after the Closing Date following or in connection with the financing of Borrowers by one or more lenders none of which is currently a Bank hereunder, then in such event, a premium shall be due and payable in the amount of one half of one percent (0.5%) of the aggregate amount of the total Credit Facility; provided, however, that Borrowers may prepay all of the principal and interest outstanding under this Credit Facility at any time without penalty if the funds used to make such payment are the proceeds of a public offering of debt or equity securities of the Borrowers or a private placement of debt or equity securities of the Borrowers, including a placement in accordance with Rule 144A of the Securities Act of 1933, as amended, provided further, however, that any prepayments of LIBOR Loans other than on the last day of the applicable LIBOR Interest Period shall be subject to the provisions of Section 1.15(b)(i) herein.

       (a) Except as otherwise provided in this Section, the Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part

            (i) at any time with respect to any Loan to which the Prime Rate Option applies;

            (ii) on the last day of the applicable LIBOR Interest Period with respect to Loans to which a LIBOR Option applies;

            (iii) on the last day of the applicable COF Interest Period with respect to Loans to which a COF Option applies.

       (d)  Interest Payments.  The Borrowers will pay interest on the principal
            -----------------
amount of the aggregate Loans outstanding from time to time, from the date of the initial Loan until payment of all Loans and the Note in full and the termination of this Agreement, such interest to be payable monthly in arrears on each Payment Date, commencing with the first such Payment Date after the date of this Agreement, and at the end of each LIBOR Interest Period or COF Loan period, but not less than quarterly, with regard to LIBOR Loans, and on the date of payment of the Loans in full.

       (e)  Commitment Fee.  The Borrowers shall pay to the Agent, in connection
            --------------
with the establishment and maintenance of the revolving line of credit, a commitment fee (the "Commitment Fee") equal to (i) one-half of one percent (0.5%) per annum of the average daily unused portion of the Credit Facility during the preceding calendar quarter (or such shorter period as has elapsed from the Closing Date to the end of the current calendar quarter) for each business day during such period with respect to which the aggregate balance of the Loans outstanding as of the close of each such day was less than $35,000,000; or (ii) one-quarter of one percent (0.25%) for each business day during such period with respect to which the aggregate balance of the Loans outstanding as of the close of each such day equaled or exceeded $35,000,000. The Commitment Fee shall be payable in arrears, on the first day of each of the months of April, July, October and January in each year, commencing July 1, 1998.

       (f)  Use of Loan Proceeds.  The proceeds of each Revolving Loan will be
            --------------------
used by the Borrowers solely to (i) refinance the secured indebtedness of Mac-Gray Services, Inc., Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc.; (ii) fund the acquisitions of Amerivend Corporation and Copico, Inc. ("Copico"); (iii) fund one or more standby or documentary letters of credit; (iv) support general working capital needs; and (v) for Permitted Acquisitions.

       (g)  Letters of Credit.  As part of the Credit Facility, the Agent will
            -----------------
issue on behalf of the Borrowers, at the request of the Borrowers, one or more standby or documentary letters of credit;

provided, however, that (a) each such letter of credit issued by the Agent on behalf of the Borrower (individually a "Letter of Credit" and collectively the "Letters of Credit") shall by its terms expire no later than the earlier of (i) one year from the date of issuance thereof or (ii) 30 days prior to the Termination Date, and (b) the aggregate amount of outstanding Letters of Credit shall not exceed $10,000,000 at any time. Upon the issuance of any Letter of Credit in an amount greater than $50,000 by the Agent, the Agent will promptly notify each Bank of the date of issuance, amount and expiration date of each such Letter of Credit. As a condition of the issuance of each such Letter of Credit, the Borrowers shall (1) execute the Agent's prevailing letter of credit documentation, as in effect from time to time, and (2) pay to the Agent the Agent's prevailing letter of credit issuance, maintenance, commission and negotiation fee(s), as in effect from time to time and (3) pay (or have paid) in quarterly installments in advance to the Agent an annual total commission equal to 130 basis points of the aggregate face amount of each such Letter of Credit. Any and all amounts which the Agent is required to advance pursuant to the Letters of Credit shall become, at the time the amounts are advanced, Prime Rate Loans from the Banks. The Agent will notify the Banks of the amount required to be advanced pursuant to the Letters of Credit. Before 12:00 noon (Boston time) on the date of any advance that the Agent is required to make pursuant to the Letters of Credit, each Bank shall make available such Bank's Proportionate Share of such advance in immediately-available funds to the Agent. The Borrowers agree to be bound by the terms of the Agent's application and/or agreement for Letters of Credit and the Agent's written regulations and customary practices relating to Letters of Credit.

         (h)  Amortization. On the third anniversary of the Closing, the
              ------------
principal amounts of any and all Revolving Loans then outstanding shall be converted (the "Conversion Date") to a five-year amortization schedule with a weighted amortization schedule in years four and five after the Closing as follows: (i) during the first year following the Conversion Date, ten percent (10%) of the balance of the aggregate Loans outstanding on the Conversation Date shall be due and payable in quarterly installments in arrears on the first business day of each calendar quarter; (ii) during the second year following the Conversion Date, fifteen percent (15%) of the balance of the aggregate Loans outstanding on the Conversion Date shall be due and payable in quarterly installments in arrears on the first business date of each calendar quarter; and
(iii) a final payment of all Loans then outstanding, including all principal and interest (as well as other fees and expenses due to the Banks) due and payable on the second anniversary of the Conversion Date. On and after Conversion Date, the Borrower will retain the right to select Interest Rate Options in accordance with Section 1.02.

         (i)  Closing Fee. The Borrowers shall pay to the Agent for the benefit
              -----------
of the Banks at the Closing a fee in connection with the establishment of this facility in the amount of Four Hundred Thousand Dollars ($400,000.00) which may be paid monthly in advance by the Borrowers in twelve equal installments, with the first such payment to be made at the Closing.

  1.02.  Interest Rate Options.  The Borrowers shall pay interest in respect of
         ---------------------
the outstanding unpaid principal amount of the Loans as selected by it at the Prime Rate Option or LIBOR Option set forth below applicable to the Loans. The Agent's determination of a rate of interest and any change therein shall in the absence of manifest error be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

         (a)   Interest Rate Options. The Borrowers shall have the right to
               ---------------------
select from the following Interest Rate Options applicable to the Loans:

               (i)   Prime Rate Option: A fluctuating rate per annum (computed
                     -----------------
on the basis of a year of 360 days, as the case may be, and actual days elapsed) equal to the Prime Rate minus 0.5%, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate.

               (ii)  LIBOR Option: A rate per annum (computed on the basis of a
                     ------------
year of 360 days and actual days elapsed) equal to LIBOR plus the Applicable Margin.

               (iii) COF Option: A rate per annum (computed on the basis of a
                     ----------
year of 360 days and actual days elapsed) equal to the COF Base Rate plus the Applicable Margin.

         (b)   Rate Quotations. The Borrowers may call the Agent on or before
               ---------------
the date on which a Loan request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such indication shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

  1.03.  LIBOR Interest Periods.  At any time when the Borrowers shall select,
         ----------------------
convert to or renew a LIBOR Loan, the Borrowers shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Loan by submitting a Loan request. The loan request shall specify an interest period during which such LIBOR Loan Option shall apply, such periods to be one, two, three, or six months (or quarterly for periods longer than three months) or a maximum of twelve months ("LIBOR Interest Period"), provided, that:

         (a) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day;

         (b) any LIBOR Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such LIBOR Interest Period is to end shall end on the last Business Day of such subsequent month;

         (c) the Borrowers shall not select, convert to or renew a LIBOR Interest Period for any portion of the Loans that would end after the Termination Date; and

         (d) in the case of the renewal of a LIBOR Loan at the end of a LIBOR Interest Period, the first day of the new LIBOR Interest Period shall be the last day of the preceding LIBOR Interest Period, without duplication in payment of interest for such day.

  1.04   COF Interest Periods.  At any time when the Borrowers shall select,
         --------------------
convert to or renew a COF Loan, the Borrowers shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such COF Loan by delivering a Loan request. The Loan request shall specify an interest period during which such COF Loan Option shall apply, such periods to be one to sixty months ("COF Interest Period"), provided, that all COF Loans will terminate on or prior to the Termination Date and provided further that:

         (a) any COF Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such COF Interest Period shall end on the next preceding Business Day;

         (b) any COF Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such COF Interest Period is to end shall end on the last Business Day of such subsequent month;

         (c) the Borrower shall not select, convert to or renew a COF Interest Period for any portion of the Loans that would end after the Termination Date.

         (d) in the case of the renewal of a COF Loan at the end of a COF Interest Period, the first day of the new COF Interest Period shall be the last day of the preceding COF Interest Period, without duplication in payment of interest for such day.

  1.05.  Interest After Default.  To the extent permitted by applicable law,
         ----------------------
upon the occurrence and during the continuation of an Event of Default, any principal, interest, fee or other amount payable hereunder shall bear interest for each day thereafter until paid in full (before and after judgment) at a rate per annum which shall be equal to two percentage points (2%) above the rate of interest otherwise applicable with respect to such amount or the Prime Rate if no rate of interest is otherwise applicable, but in no event in excess of the highest rate permitted under applicable law. The Borrowers acknowledge that such increased interest rate reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk.

  1.06.  LIBOR Unascertainable.  If
         ---------------------

         (a) on any date on which LIBOR would otherwise be determined, any Bank shall have determined (which determination shall be conclusive absent manifest error) that:

              (i) adequate and reasonable means do not exist for ascertaining LIBOR, or

              (ii) a contingency has occurred which materially and adversely affects the London interbank market relating to LIBOR, or

         (b) if at any time any Bank shall have determined (which determination shall be conclusive absent manifest error) that:

              (i) the making, maintenance or funding of any LIBOR Loan has been made impracticable or unlawful by compliance by such Bank in good faith with any law or any interpretation or application thereof by any official body or with any request or directive of any such official body (whether or not having the force of law), or

              (ii) LIBOR will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any LIBOR Loan, or

              (iii) after making all reasonable efforts, deposits of the relevant amount in U.S. Dollars for the relevant LIBOR Interest Period for a LIBOR Loan are not available to such Bank with respect to a proposed LIBOR Loan in the London interbank market,

              (iv) then in the case of any event specified in subsection (a) above, any Bank shall promptly so notify the Agent and the Borrowers thereof and in the case of any event specified in subsection (b) above, such Bank shall promptly so notify the Agent in writing as to the specific circumstances of such event, and the Agent shall promptly send copies of such notice to the other Banks and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of (A) the Banks in the case of such notice given by the Agent or (B) such Bank in the case of such notice given by such Bank the right of the Borrowers to select, convert to or renew a LIBOR Loan shall be suspended until the Agent shall have later notified the Borrowers or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under subsection (a) or (b) of this
Section 1.06, and the Borrowers have previously notified the Agent of their selection of, conversion to or renewal of a LIBOR Loan and such LIBOR Loan has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Prime Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under subsection (b) of this Section 1.06, the Borrowers shall, subject to the Borrowers' indemnification obligations under Section 1.15(b), as to any LIBOR Loan of the Banks on the date specified in such notice either convert such LIBOR Loan to a Prime Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with the provisions of this Agreement. Absent due notice from the Borrower of conversion or prepayment such Loan shall automatically be converted to a Prime Rate Loan upon such specified date.

  1.07.  Inadequacy of COF Loan Pricing. If with respect to any Interest Period
         ------------------------------
for any COF Loan:

         (i) no timely quotations of the applicable rate are offered to the Banks by the Reference Banks for funds as contemplated herein, or

         (ii) the COF Rate as determined by the Agent will not adequately and fairly reflect the cost to the Banks of maintaining or funding a COF Loan, then the Agent shall forthwith give notice thereof to Borrowers, whereupon until the Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist,
(A) the obligation of the Banks to make COF Loans shall be suspended, and (B) Borrowers shall either (1) repay in full the then outstanding principal amount of the COF Loans, together with accrued interest thereon on the last day of the then current Interest Period applicable to the COF Loans, or (2) convert the COF Loans to LIBOR Loans or Prime Rate Loans in accordance with Section 1.03 on the
                                                            ------------
last day of the then-current Interest Period applicable to such COF Loans.

  1.08.  Selection of Interest Rate Options.  If the Borrowers fail to select a
         ----------------------------------
LIBOR Interest Period or a COF Interest Period in accordance with the provisions of Sections 1.03 and 1.04 in the case of renewal of a LIBOR Loan or a COF Loan, the Borrowers shall be deemed to have converted such Loan or portion thereof to a Prime Rate Loan commencing upon the last day of that LIBOR Interest Period or COF Interest Period, as the case may be. If an Event of Default shall occur and be continuing, the Agent may in its discretion limit the Borrowers to the Prime Rate Option.

  1.09.  Payments.  All payments and prepayments to be made in respect of
         --------
principal, interest, commitment fees, closing fee, Letter of Credit fees, Agent's fees or other fees or amounts due from the Borrowers hereunder shall be payable prior to 12:00 noon (Boston time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without setoff, counterclaim or other deduction of any nature. Such payments shall be made to the Agent at the Principal Office of the Agent for the ratable accounts of the Banks with respect to the Loans in U.S. dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds in accordance with Section 6.04 hereunder. All monies received by the Banks hereunder shall be applied (i) first to reasonable fees, charges, costs and expenses payable to the Banks under this Agreement, any of the Security Documents or any Letter of Credit documents; (ii) next to interest then accrued on account of the Loans; and only thereafter (iii) to principal of the Loans; and finally (iv) to any and all other obligations and liabilities owing to either Bank by the Borrower, however or whenever arising. Interest shall be calculated on the basis of the actual number of days and a year of 360 days.

  1.10.  Pro Rata Treatment of Banks.  Each borrowing, and each selection of,
         ---------------------------
conversion to or renewal of any Loan or Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, commitment fees, closing fee, Letter of Credit fees, or other fees or amounts due from the Borrower hereunder to the Banks with respect to the Loans, except for the Agent's fees, shall be made in proportion to the Loans outstanding from each Bank and if no such Loans are then outstanding, in proportion to the Proportionate Share of each Bank.

  1.11.  Availability.  The proceeds of all Loans shall be credited by the Agent
         ------------
to a general deposit account of any of the Borrowers with the Agent.

  1.12.  Charges Against Accounts.  The Agent may charge any general deposit
         ------------------------
account of any of the Borrowers at the Agent with the amount of all payments of interest, principal and other sums due, from time to time, under this Agreement, the Note and/or any Letter of Credit or documents relating thereto and will thereafter notify the Borrowers of the amount so charged. The failure of the Agent so to charge any account or to give any such notice shall not affect the obligation of the Borrowers to pay interest, principal or other sums as provided herein, in the Note and/or any Letter of Credit or documents relating thereto.

  1.13.  Payment on Non-Business Days.  Whenever any payment to be made to the
         ----------------------------
Agent or any Bank hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

  1.14.  Security Documents.  Payment of the principal and interest under the
         ------------------
Note and of all other obligations of the Borrower under this Agreement or any Letter of Credit documents shall be secured by the following:

         (a) A security interest in all assets now or hereafter owned by the Borrowers, as more fully set forth in a Security Agreement substantially in the form of Exhibit B hereto;
        ---------

         (b) A pledge of the capital stock owned by Mac-Gray Corporation (of each of its Subsidiaries) as more fully set forth in the Corporate Pledge Agreement substantially in the form of Exhibit C hereto; and
                                       ---------

         (c) All such other security agreements or assignments, if any, with respect to patents, copyrights, trademarks, and other intellectual property of the Borrowers and any of its subsidiaries, as the Bank may now or hereafter reasonably request to create and perfect its security interest therein.

  (Collectively, all of the foregoing documents now or hereafter delivered pursuant to the terms of this Section 1.12, together with the Note, being referred to herein as the "Security Documents").

  1.15.  Additional Compensation in Certain Circumstances.
         -------------------------------------------------

         (a)   Increased Costs or Reduced Return Resulting From Taxes, Reserves,
               -----------------------------------------------------------------
Capital Adequacy Requirements, Expenses, Etc..  If any Law, guideline or
---------------------------------------------
interpretation or any change in any Law, guideline or interpretation or application thereof by any official body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other official body:

               (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Note, the Loans or payments by the Borrower of principal, interest, commitment fees, or other amounts due from the Borrower hereunder or under the Note (except for taxes on the overall net income of such Bank), imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

               (ii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and

               (iii) the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its reasonable discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution method employed in good faith) by such Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

         (b)   Indemnity. In addition to the compensation required by subsection
               ---------
(a) of this Section 1.15, the Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain LIBOR Loans subject to the LIBOR Option or COF Loans subject to the COF Option) which such Bank sustains or incurs as a consequence of any

               (i) payment, prepayment, conversion or renewal of any LIBOR Loan on a day other than the last day of the corresponding LIBOR Interest Period or any COF Loan (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

               (ii) attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Loan requests or prepayments; or

               (iii) default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including without limitation any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, commitment fee or any other amount due hereunder.

               (iv) If any Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrowers and the Agent of the amount determined in good faith by such Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

  1.16.  Renewal.  The Banks may, at their discretion, renew the revolving line
         -------
of credit described in this Agreement by extending the Termination Date.
Neither the inclusion in this Agreement of financial covenants relating to periods after the Termination Date or any other terms and provisions hereof, however, will be deemed to create any implication that the Banks are required to renew such revolving line of credit.


                                   ARTICLE II
                                   CONDITIONS

  2.01.  Conditions to Closing.  The obligations of the Banks to perform any of
         ---------------------
their obligations under this Agreement, any Security Document or any Letter of Credit document is subject to the satisfaction of all of the following conditions on or prior to Closing:

         (a) Documents.  The Agent shall have received this Agreement and all of
             ---------
the Security Documents, duly executed and delivered by all parties thereto, and all actions contemplated by the foregoing documents shall have been accomplished to the reasonable satisfaction of the Agent and its special counsel.

         (b) Warranties, Covenants True.  All representations and warranties of
             --------------------------
the Borrowers in this Agreement and the Security Documents shall be true and accurate on the Closing Date in all material respects as if then given, and the Borrowers shall have performed or observed in all material respects all of the terms, covenants, conditions and obligations under this Agreement and the Security Documents which are required to be performed or observed by it or them on or prior to the Closing Date.

         (c) Closing Certificate.  The Agent shall have received a certificate,
             -------------------
dated as of the Closing Date and executed by the Treasurer or Chief Financial Officer of each Borrower, in form and content satisfactory to the Bank, stating the substance of Section 2.01(b).

         (d) Results of Searches.  The Agent shall have received written results
             -------------------
of searches of the records of filing offices, dated as of a date as close to the Closing Date as practicable, stating that with respect to each jurisdiction in which Collateral is kept or maintained and with respect to each filing office where a filing is required to perfect the Banks' security interest in the Collateral or where a filing may be made which may affect the priority of the Banks' security interest in such Collateral, there are no financing statements, assignments or notices of tax liens on file against or with respect to any such Collateral, other than financing statements in which the Banks are named as the secured party, and financing statements as to leased equipment disclosed on
Schedule 3.05 hereto.
-------------

         (e) Insurance.  The Agent shall have received insurance binders or
             ---------
certificates of insurance coverage indicating that each Borrower has obtained insurance as required by

Section 4.01(c) of this Agreement.

         (f) Financial Statements.  Each Bank  shall have received copies of the
             --------------------
unaudited consolidated balance sheet and statement of income for the two-month period ended February 28, 1998, with such unaudited statement certified by the chief financial officer or treasurer of Mac-Gray Corporation as presenting fairly the financial condition and results of operations of Mac-Gray Corporation and Mac-Gray Services, Inc., in conformity with GAAP (subject to normal year-end audit adjustments and absence of footnotes required by GAAP).

         (g) Acquisition Documents and Approvals.  The Agent shall have received
             ------------------------------------
on, or as soon as practicable after, the closing of the Amerivend and Copico acquisitions (i) approval of the acquisition by Mac-Gray Services, Inc. of each of Amerivend and Copico by the Board of Directors or Shareholders as applicable of each party to the respective acquisitions; and (ii) documents satisfactory to counsel for the Banks substantiating the completion of such acquisitions.

         (h) Other Documents.  The Agent shall have received all other documents
             ---------------
and assurances required hereunder or which it may have heretofore reasonably requested in connection with the transactions contemplated by this Agreement, and such documents shall be certified, when appropriate, by the proper authorities or corporate officers, including without limitation the following, and all such documents and all proceedings to be taken in connection with such transactions shall be reasonably satisfactory in form and substance to the Agent and its special counsel:

             (i) Certified copies of the resolutions of the Board of Directors of each Borrower evidencing approval of this Agreement, the Security Documents and the other matters contemplated hereby and certified copies of all documents evidencing other necessary corporate action or approvals, if any, with respect to this Agreement, the Security Documents and such other matters, including, without limitation, any required approvals of governmental authorities and other persons or entities.

             (ii) A certificate, signed by the Secretary or Assistant Secretary of each Borrower, setting forth the names of the officers of such Borrower authorized to sign this Agreement, the Security Documents and any and all certificates, notices and reports referred to herein; such certificate shall contain the true signatures of such officers.

             (iii) A copy of the By-laws of each Borrower, as amended to date, as certified by its Secretary; certificates of corporate legal existence and good standing for each Borrower (and each of its subsidiaries) issued as of a recent date by the appropriate public officials of the State of Delaware and other appropriate authorities, as the case may be.

             (iv) Uniform Commercial Code financing statements and any such other documents as shall be reasonably requested by the Banks to vest in the Banks a first priority security interest in and to all of the Collateral subject only to Permitted Liens.

               (v) Such documents which, in the reasonable opinion of the Banks or their special counsel, are required to be obtained in connection with the Loans under the revolving line of credit by reason of the provisions of any law or regulation applicable to the Banks (including, without limitation, executed Forms U-1), and the statements made in such documents shall be such as, in the opinion of the Banks, will permit such Loans in accordance with such laws and regulations.

A certificate from the chief financial officer of each Borrower certifying that as of the Closing Date each Borrower has paid all applicable material taxes then due and owing or has duly obtained extensions with respect thereto.

         (i)   No Adverse Change.  There shall have occurred no material adverse
               -----------------
change in the business, properties or financial condition of the Borrowers on a consolidated basis, since December 31, 1997.

         (j)   Closing Fee. At the Closing, the Borrowers shall have paid to the
               -----------
Banks, or authorized the Agent to charge against their accounts, (i) the first of twelve equal monthly installment payments, in the amount of $33,333.33, of the aggregate closing fee of $400,000, which is to be distributed to the Banks based upon their Proportionate Share; and (ii) an Agent's fee in the amount of $25,000 each year during the Credit Facility.

         (k)   Legal Expenses. At the Closing, the Borrowers shall have paid to
               --------------
the Banks, or authorized the Agent to charge against any of their accounts, all reasonable costs and expenses (including reasonable legal fees and disbursements of the Banks' special counsel) of the Banks in connection with the preparation and execution of this Agreement and the Security Documents.

         (l)   Legal Opinion. All legal matters incident to this Agreement shall
               -------------
be reasonably satisfactory to the Banks' special counsel, and the Bank shall have received at the Closing the legal opinion of Goodwin, Procter & Hoar LLP, counsel to the Borrowers, in form and substance reasonably satisfactory to the Banks and their special counsel.

         (m)   Termination of Prior Credit Agreement. At the Closing, the
               -------------------------------------
Borrowers shall have delivered to the Agent executed Uniform Commercial Code-3 termination statements terminating the security interests of BankBoston, N.A. in and to the property and interests of Intirion Corporation and shall have taken all other steps which the Agent may require to terminate the BankBoston-Intirion Credit Agreement.

  2.02.  Conditions of Making Loans.  The obligation of the Banks to make any
         --------------------------
Loans or issue any Letters of Credit on or subsequent to the Closing Date is subject to the satisfaction of the following conditions precedent on or before the date of making each such Loan or issuing each such Letter of Credit (the "Borrowing Date"):

         (a)   Representations and Warranties. The representations and
               ------------------------------
warranties contained in Article III hereof and in the Security Documents and otherwise made by the Borrowers in writing in connection with the transactions contemplated by this Agreement shall have been correct in all material respects as of the date on which made and shall also be correct in all material respects at and as of such Borrowing Date with the same effect as if made at and as of such time, except as may have been disclosed in writing to the Banks by the Borrowers and to which the Banks have consented in writing and to the extent that the facts upon which such representations and warranties are based may in the ordinary course be changed by the transactions permitted or contemplated hereby.

         (b)   Performance. The Borrowers shall have performed and complied in
               -----------
all material respects with all terms and conditions herein required to be performed or complied with by it prior to or on such Borrowing Date, and on such Borrowing Date there shall exist no Event of Default or condition which would, with either or both the giving of notice or the lapse of time, result in an Event of Default upon consummation of the subsequent Loan to be made or Letter of Credit to be issued on such Borrowing Date.

  Each request by the Borrowers for a Loan or the issuance of a Letter of Credit subsequent to the Closing Date shall constitute certification by the Borrowers that the conditions specified in this Section 2.02 will be duly satisfied on the date of the making of such Loan or the issuance of such Letter of Credit.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

  The Borrowers incorporate herein all of the representations and warranties set forth in the Security Documents. In addition, the Borrowers represent and warrant, jointly and severally, to the Banks as follows:

  3.01.  Organization.  Each Borrower is a corporation duly organized, validly
         ------------
existing and in good standing under the laws of the State of Delaware.  Each
Borrower: (i) is duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except those jurisdictions where the failure to so qualify will not have a Material Adverse Effect (a list of the jurisdictions where each Borrower is so qualified as of the date hereof being set forth on Schedule 3.01 hereto); (ii) and it has all requisite
                   -------------
corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted after the Closing and to own its properties now and after the Closing; and (iii) and it has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and the other Loan Documents.

  3.02.  Authority.  The execution, delivery and performance by each  Borrower
         ---------
of this Agreement and the other Loan Documents: (i) have been duly authorized by all necessary corporate action; (ii) do not contravene any provision of such Borrower's Certificate of Incorporation or by-laws, each as amended to date;
(iii) do not violate any provision of any law, rule or regulation or any judgment, determination or award applicable to such Borrower; (iv) do not and will not result in or constitute a default (or constitute an event which with the passage of time or giving of notice or both could constitute an event of default) under any agreement to which such Borrower is a party or by which any of its properties are bound, including, without limitation, any loan or credit agreement, lease, indenture, debt instrument or mortgage except as would not have a Material Adverse Effect; and (v) do not and will not result in or require the creation or imposition of any lien, security interest, mortgage, deed of trust, pledge or other charge or encumbrance of any nature upon or with respect to any of the properties of such Borrower, except the security interests and liens granted to the Banks under the Security Documents. Each Borrower is not in default in any material respect under any law, rule or regulation, order, writ, judgment, injunction, decree, determination or award referred to above, or to such Borrower's knowledge under any loan or credit agreement, lease, indenture, debt instrument or mortgage referred to above, and such Borrower will not be in any such default which would have a Material Adverse Effect by virtue of the transactions to be entered into at the Closing.

  3.03.  Approvals.  No authorization, consent, approval, license or exemption
         ---------
of, or filing a registration with, any court or governmental department or commission, board, bureau, agency, instrumentality or other person or entity, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by each Borrower of this Agreement or any of the other Loan Documents, other than filings which have already been made and consents or approvals which have already been received, and filings required to perfect under applicable law the security interests and liens granted to the Banks pursuant to the Security Documents. As of the date hereof, each Borrower is the lawful holder of all material licenses, permits, certificates and other governmental authorizations required as of the date hereof for the conduct of the business of such Borrower. No Borrower knows of any reason that any such material license, permit, certificate or other governmental authorization will be revoked, canceled, rescinded, terminated, modified or lost to the extent such revocation, cancellation, rescission, termination, modification or loss would have a Material Adverse Effect.

  3.04.  Valid Obligations.  This Agreement and the other Loan Documents have
         -----------------
been duly executed and delivered by each Borrower and constitute legal, valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a court of equity or at law.

  3.05.  Security Interest.  The Banks' security interests in the Collateral
         -----------------
located in the jurisdictions of Massachusetts, Florida, California, Illinois, and Connecticut has been duly perfected to the extent that such security interests may be perfected in such jurisdictions by filing UCC-1 financing statements with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Cambridge, Massachusetts and the Secretary of the State of each of Florida, California, Illinois, and Connecticut. Except as set forth on Schedule 3.05 hereto, no security interest, lien, mortgage, deed of trust,
   -------------
pledge, levy, attachment, claim or other charge or encumbrance shall exist at the Closing with respect to any of the assets or properties of any Borrower (including, without limitation, the Collateral), other than the security interests granted to the Banks under the Security Documents or Permitted Liens.

  3.06.  Assets.  Each Borrower has good and valid title to all of its assets
         ------
and properties (including without limitation, the Collateral), in each case subject to no security interests, lien, mortgage, pledge, lease, encumbrance, charge, easement, or encroachment except for Permitted Liens and for defects and claims which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Borrower enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect in all material respects.
Each Borrower's principal place of business is maintained at the designated Principal Office at the location indicated in the preamble to this Agreement. Attached as Schedule 3.06 is a complete list of all locations where each
            -------------
Borrower keeps or maintains its assets, properties, books and/or records other than equipment loaned or consigned to customers or prospective customers in the ordinary course of such Borrower's business.

  3.07.  Agreements.
         ----------

         (a) Attached as Schedule 3.07 hereto is a list of all material
                         -------------
agreements (including all amendments thereto), oral or written, in effect as of the date hereof between each Borrower and any director, officer, shareholder or Affiliated Person of such Borrower, including without limitation, all leases and management, maintenance, brokerage, supply and service contracts and any contract, agreement or other arrangement providing for the employment of, furnishing of services to or by, rental of real or personal property to or from or otherwise requiring payments to or by such Borrower, any director, officer or shareholder thereof, or any affiliate of any of the foregoing. True, correct and complete copies of all of the agreements (including all amendments, exhibits and schedules thereto) set forth on Schedule 3.07 have previously been made
                                -------------
available to the Bank and its special counsel.

         (b) Each Borrower is not in violation of any term of its charter or by-laws, as now in effect, or of any material term of any mortgage, indenture, judgment, decree, order, instrument, contract or agreement or, to its knowledge, of any term of any statute, ordinance, administrative determination, or governmental rule or regulation applicable to it where such violation would have a Material Adverse Effect.

  3.08.  Insurance.  Attached hereto as Schedule 3.08 is a complete and accurate
         ---------                      -------------
list of all insurance policies of the Borrowers covering their respective properties and assets as of the date hereof. Each Borrower has previously made available or on the Closing Date shall make available to the Agent complete and accurate copies of all insurance policies (or certificates of insurance) listed on Schedule 3.08. All insurance policies listed on Schedule 3.08 are in full
   -------------                                    -------------
force and effect, with the premiums due thereon paid, and no Borrower is in default with respect to any such policy.

  3.09.  Litigation; Claims.  Except as set forth on Schedule 3.09 hereto, as of
         ------------------                          -------------
the date hereof, there are no actions, suits, proceedings or investigations pending or, to any Borrower's knowledge, threatened against any Borrower before any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent or hinder the consummation of the transactions contemplated hereby or purport by its terms to challenge the validity or enforceability of this Agreement, any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby, or which in any single case or in the aggregate is likely to result in any Material Adverse Effect or any material impairment of the right or ability of the Borrowers, on a consolidated basis, to carry on their operations as now conducted or proposed to be conducted.

  3.10.  Labor Matters.  Each Borrower is not a party to any collective
         -------------
bargaining or similar agreement on the date hereof and has complied in all material respects with all applicable state and federal laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment of employees of such Borrower, and there are no arrears in the payment of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations of such Borrower other than in the ordinary course of business where such arrears would have a Material Adverse Effect.

  3.11.  ERISA.
         -----

         (a) Each "employee pension benefit plan" and "employee welfare benefit plan" of each Borrower has been maintained and operated in compliance in all material respects with its terms and with applicable provisions of ERISA, the Code, all regulations, rulings and other authority issued thereunder, and all other applicable governmental laws and regulations, including without limitation bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants and beneficiaries of each such plan (as each of the quoted terms is defined or used in ERISA, and the

Code) except where the failure to be in compliance therewith would not have a Material Adverse Effect.

         (b) No "prohibited transaction" or "accumulated funding deficiency" or "reportable event" has occurred with respect to any "single employer plan" of such Borrower which would have a Material Adverse Effect. No Borrower, predecessor to the Borrowers or "commonly controlled entity" has ever been included in a "multiemployer plan" as to which such Borrower or any "commonly controlled entity" would have liability if such Borrower or any "commonly controlled entity" were to withdraw therefrom (as each of the quoted terms is defined or used in ERISA and the Code) which would have a Material Adverse Effect.

  3.12.  Financial Statements.  Attached as Schedule 3.12 hereto are the audited
         --------------------               -------------
consolidated financial statements of Mac-Gray Corporation, including consolidated balance sheets, statements of income and retained earnings and cash flows (collectively, together with the financial statements to be delivered by the Borrower pursuant to Section 2.01(f) hereof, the "Financial Statements") for the fiscal year ended December 31, 1997 (the "Statement Dates"). The Financial Statements are complete and accurate in all material respects and fairly present the financial condition and results of operations of Mac-Gray Corporation as of the respective Statement Dates and for the fiscal year then ended, in accordance with GAAP consistently applied. Mac-Gray Corporation has no liability, contingent or otherwise, not disclosed in the Financial Statements or in any notes thereto that could reasonably be expected to have a Material Adverse Effect. Since the last Statement Date there has not been, nor has there been an event which is likely to cause, a Material Adverse Effect.

  3.13.  Taxes.  Each Borrower has filed all federal, foreign  state, local and
         -----
other tax returns, reports and estimates which are required to be filed and has paid all taxes, fees and other governmental charges shown on such returns, reports and estimates and on all assessments received by it, to the extent that such taxes have become due, except for any tax or assessment which is being contested by such Borrower in good faith and by appropriate proceedings and such Borrower has set aside on its books sufficient reserves with respect thereto or with respect to which such Borrower has duly obtained an extension. All of such tax returns are accurate and complete in all material respects. All other taxes and assessments of any nature with respect to which such Borrower is obligated and which have become due are being paid or adequate accruals have been set up therefor. Each Borrower is not delinquent in the payment of any material tax, assessment or governmental charge and except as set forth on Schedule 3.13
                                                             -------------
attached hereto such Borrower has not requested any extension of time within which to file any tax return, which return has not since been filed, and no deficiencies for any material tax, assessment or governmental charge have been asserted or assessed, and such Borrower knows of no material liability or basis therefor.

  3.14.  Investments.  Except as set forth on Schedule 3.14, as of the date
         -----------                          -------------
hereof, each Borrower does not own any securities or other equity or debt interests in any corporation, partnership or other business entity.

  3.15.  Investment Company.  Each Borrower is not an "investment company" (as
         ------------------
defined in the Investment Company Act of 1940, as amended).

  3.16.  Indebtedness.  Attached as Schedule 3.16 hereto is a list of all
         ------------               -------------
material Indebtedness of the Borrowers as of the Closing Date indicating, as applicable, the outstanding principal amount of each borrowing or debt, the current amount due thereon, the terms and schedule for payments in respect thereof and the security given therefor or in connection therewith.

  3.17.  Environmental Protection.  Except as disclosed in Schedule 3.17,
         ------------------------                          -------------

         (a) To their knowledge, each Borrower has not caused or allowed the generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substances (as defined below) in connection with the operations of its business or otherwise, at any real property that such Borrower owns, leases, or otherwise occupies or uses (the "Premises"), nor has such Borrower released, disposed of or transported or contracted with any party for the disposal or transport of any Hazardous Substances at sites other than the Premises, in each such case except in compliance with all Environmental Laws (as defined below), except where the failure to so comply results from a minor infraction which will not give rise to the assessment of any fine or penalty against such Borrower or the imposition of any lien against any of the properties or assets of such Borrower, and which could not reasonably be expected to have a Material Adverse Effect.

         (b) To their knowledge, each Borrower has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits under any Environmental Laws (each an "Environmental Complaint"), from any person, entity or governmental authority arising out of the ownership, occupation, or conduct of its operations on the Premises, nor is it aware of any basis therefor.

         (c) Each Borrower has obtained and maintained in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the business operations conducted on the Premises and is in compliance with all such permits, licenses and approvals, except where the failure to so comply will not give rise to the imposition of any lien against any of the properties or assets of such Borrower and which could not reasonably be expected to have a Material Adverse Effect.

  The term "Environmental Laws" shall mean any federal, foreign, state, local or other law, ordinance or regulation pertaining to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. Chapter 21E, and Massachusetts Hazardous Waste Management Act, M.G.L. Chapter 21C.

  The term "Hazardous Substance" includes oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

  3.18.  Margin Stock.  Each Borrower is not engaged in the business of
         ------------
extending credit for the
purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Note will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

  3.19.  Representations Accurate.  No representation or warranty made by any
         ------------------------
Borrower herein or in any other Loan Document contains any misrepresentation of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading when made. No Borrower has knowledge of any condition specific to the business of the Borrowers, on a consolidated basis, which would have a Materially Adverse Effect, or which is likely in the future to have a Material Adverse Effect, and which has not been set forth in this Agreement or in the other Loan Documents or otherwise disclosed in writing to the Banks on or prior to the date hereof. Each Bank hereby acknowledges that it has received from the Borrowers Mac-Gray Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Proxy Statement relating to the 1998 Annual Meeting of Shareholders, and Registration Statement on Form S-1 (Registration Statement No. 333-49795), filed with the Securities and Exchange Commission on April 9, 1998, as amended.


                                   ARTICLE IV
                                   COVENANTS

  4.01.  Affirmative Covenants Other Than Financial Covenants and Reporting
         ------------------------------------------------------------------
Requirements. Without limiting any other covenants and provisions hereof, each
-------------
Borrower covenants and agrees that, so long as the Note, any Loan or any obligation of any Borrower to the Banks, in any capacity, remains unpaid or any Letter of Credit remains outstanding:

         (a) Property; Insurance.  Each Borrower will keep all of its property
             -------------------
reasonably necessary for the continued operation of its business in good working order and condition, ordinary wear and tear excepted. Each Borrower will maintain with financially sound and reputable insurance companies insurance thereon in at least such amounts and with such deductibles and against at least such risks (including hazard) as may be reasonably requested by the Banks from time to time, and such Borrower will furnish to the Banks, upon its written request, full information with respect to any insurance carried. All property damage insurance policies maintained by such Borrower shall name the Agent as loss payee as its interest may appear. No such policy may be terminated without at least 20 days' prior written notice to the Agent.

         (b) Maintain Rights.  Each Borrower (and each Subsidiary ) will, except
             ---------------
in contemplation of any Permitted Acquisition:

             (i)   keep in full force and effect its corporate existence;

             (ii) keep in full force and effect all material rights, licenses, leases and franchises reasonably necessary to the conduct of its business except for such rights, licenses, leases and franchises the loss of which would not have a Material Adverse Effect; provided that nothing in this Section 4.01(d)(ii) shall prevent the abandonment or termination of any right, license, lease or franchise, if such Borrower shall have determined that such abandonment or termination is in the best interest of such Borrower and not disadvantageous to the Banks; and

             (iii) duly observe and conform to all applicable material laws, statutes, regulations, decrees, judgments, orders, writs and other requirements of all governmental authorities in any way relating to it or the conduct of its business, except where the failure to so comply would not have a Material Adverse Effect.

         (c) Books and Records; Inspection.  Each Borrower will (i) keep proper
             -----------------------------
books of record and account in which entries therein are full, true and correct in all material respects in conformity with GAAP and all requirements of law, and (ii) permit representatives of any Bank to visit and inspect any of its properties and to examine and make abstracts from any of its books of record and account upon reasonable notice, at any reasonable time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial condition of such Borrower with its officers and with its independent certified public accountants.

         (d) Operating Accounts.  Each Borrower will maintain the Agent as its
             ------------------
principal bank of deposit and account.

         (e) Conduct of Business.  Each Borrower will conduct in the ordinary
             -------------------
course the business in which they are presently engaged. The Borrowers will not enter into any other lines of business, businesses or ventures which are not related to their existing business.

         (f) Financing Statements.  Each Borrower, at its expense, shall
             --------------------
execute, file and record all such further instruments, and perform such other acts, as the Agent may reasonably determine are necessary or advisable to maintain the priority of the liens and security interests in favor of the Banks purported to be created by the Security Documents to which the Borrower is a party on all property subject thereto.

  4.02.  Negative Covenants.  Without limiting any other covenants and
         ------------------
provisions hereof, each Borrower covenants and agrees that, so long as any Note, Loan, Letter of Credit or any obligation of any Borrower to the Banks, in any capacity, has not been fully performed:

         (a) Indebtedness.  Each Borrower will not create, incur, assume,
             ------------
agree to purchase or repurchase or provide funds in respect of or otherwise become or be or remain liable with respect to any Indebtedness of any type whatsoever owed to any person or entity, except:

             (i) with respect to (A) any Indebtedness incurred pursuant to the terms of this Agreement or the Loan Documents or (B) any Indebtedness outstanding on the date hereof and listed on Schedule 3.16 hereto and any
                                             -------------
refinancing thereof;

             (ii) Indebtedness of such Borrower for taxes, assessments and governmental charges or levies, to the extent payment thereof shall not at the time be required under this Agreement;

             (iii) unsecured Current Liabilities of such Borrower (other than for money borrowed or for the deferred purchase of property) incurred upon customary terms in the ordinary course of business;

             (iv) Indebtedness for capital leases in a maximum cumulative aggregate amount not to exceed $4,000,000;

             (v) Indebtedness for the purchase price of capital assets incurred in the ordinary course of business, exclusive of capital assets and indebtedness associated with capital leases referred to in Section 4.02 (a)(iv) hereof, and any extensions or renewals thereof, provided that such Indebtedness is either unsecured or secured only by the capital assets so purchased, and provided further that the aggregate amount of such Indebtedness outstanding does not exceed $2,000,000 in any twelve-month period;

             (vi)   guaranties permitted under this Agreement;

             (vii) Indebtedness of one Borrower with respect to another Borrower; and

             (viii) Indebtedness of any acquired entity acquired as a Permitted Acquisition.

         (b) Liens. Each Borrower will not create, incur, assume or suffer to
             -----
exist any security interest, lien, mortgage, deed of trust, pledge, levy, attachment, claim or other charge or encumbrance of any nature whatsoever upon or with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except for the following ("Permitted Liens"):

             (i)    liens in favor of the Banks;

             (ii) liens existing on the assets or properties of such Borrower as of the date hereof and identified on Schedule 3.05 attached hereto and
                                        -------------
liens to secure refinancing of existing Indebtedness to the extent such Indebtedness is presently secured by liens;

             (iii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like liens arising in the ordinary course of business in respect of obligations not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Banks in any of the Collateral subject to the Security Documents;

             (iv) liens arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

             (v) liens for taxes or assessments or governmental charges or levies (A) that are either not due and payable or (B) that are being contested in good faith by appropriate proceedings, so long as the enforcement of such lien is effectively stayed within fifteen days of its imposition;

             (vi)   liens or encumbrances securing capital leases permitted by
Section 4.02(a)(iv) or the purchase price of capital assets to the extent such purchase is permitted by Section 4.02(a)(v) hereof, provided that (a) each such lien or encumbrance is given solely to secure the purchase price of such property, does not extend to any other property, and (b) the Indebtedness secured thereby does not exceed the cost of such property;

             (vii) attachments, seizures or levies aggregating less than $500,000 and which remain undischarged for not longer than sixty (60) days after filing unless the Borrower shall be proceeding diligently and in good faith to obtain discharges thereof; and

             (viii) liens existing at the time of acquisition on (A) assets or properties acquired as a Permitted Acquisition and (B) assets or properties of an entity acquired as a Permitted Acquisition, and encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrowers or any of their Subsidiaries is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, which defects do not individually or in the aggregate have a Material Adverse Effect.

         (c) Guaranties.  Except as set forth on Schedule 4.02(c), each Borrower
             ----------
will not assume, guarantee, endorse or otherwise become directly or contingently liable (including without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payments, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) in connection with any Indebtedness of any other person or entity, except guaranties by endorsement or similar transactions such as bid or performance bonds in the ordinary course of business.

         (d) Transfers.  Except in the case of Permitted Acquisitions, each
             ---------
Borrower will not sell, lease, transfer or otherwise dispose of any material portion of the Collateral or any other assets necessary for the effective or efficient operation or proper maintenance of its business, except (i) for sales of inventory and obsolete, returned, replaced or worn-out equipment in the ordinary course of such Borrower's business; and (ii) transfers of Collateral by and between Borrowers. Each Borrower will not waste or destroy or suffer the waste or destruction of the Collateral or any material portion thereof; and such Borrower will not use any of the Collateral in violation of any policy of insurance thereon. Each Borrower will not sell, assign (other than an assignment to the Banks), discount or dispose in any way of any Receivables with or without recourse, except for an assignment for collection in ordinary course of business.

         (e) Mergers.  Except in the case of Permitted Acquisitions, each
             -------
Borrower will not enter into any transaction of merger (except with another Borrower) or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); nor will such Borrower acquire by purchase or otherwise, all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person or entity, without the prior written consent of the Banks.

         (f) Investments.  Except in the case of Permitted Acquisitions, each
             -----------
Borrower will not make or permit to exist any investments or loans, directly or indirectly (in the form of any acquisition of assets other than in the ordinary course of business or in the form of any acquisition of stock, securities, indebtedness or obligation of, or any loan, advance, capital contribution or transfer of property to, or any guarantee or other commitment on behalf of, any person, or otherwise), other than:

             (i) marketable direct full faith and credit obligations of, and marketable obligations guaranteed by, the United States of America, or any agency or instrumentality thereof, which mature within one year from the date of acquisition thereof;

             (ii) marketable direct full faith and credit obligations of any state of the United States of America, or any county, city, town, township or other governmental subdivision of any such state, which mature within one year from the date of acquisition thereof, provided that such obligations are accorded a rating within one of the three highest graded by Moody's Investors Service, Inc. or Standard & Poor's Inc.;

             (iii) certificates of deposit, notes, acceptance and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by the Banks or by any bank organized in the United States having capital, surplus and undivided profits of at least $10,000,000,000 and interest-bearing accounts in the Banks or any such other bank;

             (iv) commercial paper which has received one of the three highest categories of ratings from either Moody's Investors Services, Inc. or Standard & Poor's, Inc.;

             (v) accounts in any "money market" mutual fund having total assets in excess of $1,000,000,000;

             (vi) advances to the officers, employees, and salesman of the Borrower with respect to reasonable expenses incurred by such officers, employees and salesmen which expenses are properly reimbursable by such Borrower;

             (vii) other loans and advances to the employees of such Borrower which do not exceed $250,000 in the aggregate outstanding at any one time;

             (viii) guarantees permitted by this Agreement;

             (ix) contributions to the capital of and loans to one Borrower from another Borrower; and

             (x) investments of such Borrower existing on the date hereof and identified on Schedule 3.14 hereto.
              -------------

         (g) Principal Office.  Each Borrower will not move its Principal Office
             ----------------
until no less than ten days after delivery of written notice thereof to the Agent, provided that such Borrower shall furnish to the Agent all documentation that the Agent reasonably requests as being necessary or desirable to obtain, maintain, perfect and confirm the first priority security interests granted herein.

         (h) Write Up of Assets.  Each Borrower will not write up (by creating
             ------------------
an appraisal surplus or otherwise) the value of its assets above their cost to such Borrower less the depreciation regularly allowable thereon, without the prior written consent of the Agent, which shall not be unreasonably withheld.

         (i) Dividends.  No Borrower will declare, make or pay any dividend or
             ---------
other distribution on any shares of its capital stock (except dividends payable solely in shares of capital stock or rights to acquire its capital stock), or any payment on account of the purchase, redemption, retirement or acquisition of any shares of its capital stock or any option or warrant therefor absent the prior written consent of the Banks, provided, however, that it may repurchase or redeem shares or options therefor from its employees upon termination of employment as permitted under its 1997 Stock Option and Incentive Plan, and provided further, that Mac-Gray Corporation may declare, make or pay dividends on shares of its capital stock in an amount not to exceed in any fiscal year, fifty percent (50%) of the consolidated Net Income of Mac-Gray Corporation for its prior fiscal year, provided that such dividend(s) shall not cause an Event of Default hereunder.

         (j) Environmental Matters.  Each Borrower will not store, transport,
             ---------------------
release or dispose of any Hazardous Materials on the Premises except in compliance in all material respects with all Environmental Laws. Each Borrower shall promptly after obtaining knowledge thereof provide the Agent with written notice of each of the following: (i) any potential or known release or threat of release of any Hazardous Material at or from the Premises, and (ii) any incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any Hazardous Material for which expense or loss the Borrower may be liable.

         (k) ERISA.  Each Borrower will not establish any new pension or defined
             -----
benefit plan or materially modify any such existing plan for employees subject to ERISA, which plan provides any benefits based on past service, without the prior written consent of the Banks to the amount of the aggregate past service liability thereby created.

         (l) Waiver of Rights.  Each Borrower will not waive any material debt
             ----------------
or claim, except in the ordinary course of its business.

         (m) Sale Leaseback.  Each Borrower will not enter into any sale
             --------------
leaseback transaction without the prior written consent of the Bank, which shall not be unreasonably withheld.

         (n) Subsidiaries; Additional Security.  Except as set forth on Schedule
             ---------------------------------
4.02(o) hereto, each Borrower will not become a member of any new partnership or joint venture without the prior written consent of the Agent, which shall not be unreasonably withheld. In the event that any Borrower organizes or acquires any new Subsidiaries, each such new Subsidiary (whether wholly or partially owned) will execute and deliver in favor of the Banks a Subsidiary Guaranty Agreement and Subsidiary Security Agreement Substantially in the forms of those attached as Exhibits D and E hereto, and the Borrowers will amend the Corporate Pledge
   ----------     -
Agreement, Substantially in the form of Exhibit C hereto, to include the capital
                                        ---------
stock of any such new Subsidiary or Subsidiaries. In the event that any Borrower should sell, assign, lease or otherwise transfer any property or properties material to its business to Mac-Gray Investments, Inc., then in such event, the Borrowers shall cause Mac-Gray Investments, Inc. to execute the Subsidiary Guaranty Agreement substantially in the form of Exhibit D hereto and
                                                           ---------
the Subsidiary Security Agreement substantially in the form of Exhibit E hereto
                                                               ---------
and deliver such documents to the Agent.

         (o) Agreements with Affiliated Person.  Except as set forth on Schedule
             ---------------------------------
3.07, each Borrower shall not enter into any material agreement of any nature whatsoever with any director, executive officer, or Affiliated Person of such Borrower, including without limitation any agreement which constitutes or effects a material modification of any agreement to which such Borrower is a party as of the date hereof, other than in the ordinary course of its business unless such agreement is on terms and conditions that are not substantially less favorable than those that such Borrower could obtain from an unrelated third party at such time.

         (p) Regulatory Compliance.  Mac-Gray Corporation shall at all times
             ---------------------
remain and shall take all reasonable steps necessary to remain in good standing and not in violation in any material respect of any statute, provision or regulation promulgated by the Federal Trade Commission, the Securities and Exchange Commission or the New York Stock Exchange to the extent applicable to Mac-Gray Corporation.

  4.03.  Financial Covenants.  Without limiting any other covenants and
         -------------------
provisions hereof, each Borrower covenants and agrees that, so long as any Loan or Letter of Credit is outstanding or any obligation of any Borrower to the Banks, in any capacity, remains unpaid:

         (a) Maximum Senior Leverage.  The Borrowers, on a consolidated basis,
             -----------------------
shall maintain at all times a ratio of Senior Liabilities to EBITDA, measured as of the end of each fiscal quarter for the prior four consecutive fiscal quarters then completed of the Borrowers, of not more than 3.5:1 declining to 3.25:1 as of December 31, 2001 and for all periods thereafter.

         (b) Minimum Shareholders Equity.  The Borrowers, on a consolidated
             ---------------------------
basis and measured as of the end of each fiscal quarter within each fiscal year, shall obtain a Minimum Shareholders Equity of $47,000,000 increasing as of the end of the first fiscal quarter of each fiscal year by (i) fifty percent (50%) of positive Net Income for the prior fiscal year; and (ii) one hundred percent (100%) of net proceeds, if any, of securities issued or sold by the Borrowers during the prior fiscal year.

         (c) Maximum Capital Expenditures.  The aggregate Capital Expenditures
             ----------------------------
of the Borrowers, on a consolidated basis, for each of the fiscal years beginning with fiscal year 1998, during the term of this Agreement, shall not exceed $25,000.000.

         (d) Minimum Fixed Charge Coverage Ratio.  Borrowers will achieve on an
             ------------------------------------
annualized and consolidated basis, tested on the last day of each fiscal quarter of the Borrowers (each a "Determination Date") a ratio of (x) EBITA minus taxes actually paid in cash for the prior four consecutive fiscal quarters then completed to (y) the sum of all scheduled principal payments (for the subsequent twelve month period) plus all interest (for the prior twelve month period) on any Indebtedness paid or payable by the Borrowers during such period, which ratio shall not be less than:

               Quarters During
                 Fiscal Year                                Ratio
               ---------------                              -----

                1998  ....................................  2.40:1
                1999  ....................................  1.85:1
                2000  ....................................  1.85:1
                2001  ....................................  1.50:1
                2002  ....................................  1.30:1

         (e) Current Ratio.  On the last day of each fiscal quarter of the
             -------------
Borrowers (each a "Determination Date"), Borrowers will have on a consolidated basis, a ratio of (x) Current Assets to (y) Current Liabilities (minus the aggregate amount of Loans outstanding hereunder) of not less than 1.1:1.

  4.04.  Reporting Requirements.  So long as any Loan or Letter of Credit shall
         -----------------------
be outstanding or any other obligation of any Borrower to the Banks, in any capacity, shall remain unpaid, each Borrower shall furnish to each Bank the following reports and information:

         (a) Financial Reports.  Each Borrower will furnish to each Bank:
             -----------------

             (i) as soon as available, but in any event within 90 days after the end of each fiscal year of Mac-Gray Corporation, a copy of the audited consolidated balance sheet of Mac-Gray Corporation as at the end of such fiscal year and the related audited consolidated statements of income, stockholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form the figures for the previous year, reported on without exception or qualification as to the scope of the audit by Price Waterhouse or other independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Bank, together with any letter from the management of the Borrower prepared in connection with such Borrower's annual audit report;

             (ii) as soon as available, but in any event within 45 days after the end of each month, copies of the unaudited consolidated balance sheet of Mac-Gray Corporation as at the end of such quarter, together with the related unaudited consolidated statement of income for such quarter and for the portion of the fiscal year of Mac-Gray Corporation through such quarter; all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in conformity with GAAP applied consistently throughout the periods reflected therein;

             (iii) as soon as available, but in any event within 45 days after the beginning of each fiscal year of Mac-Gray Corporation, a budget for such fiscal year, together with a projected consolidated and unaudited consolidating balance sheet, projected consolidated cash flow statement and projected consolidated profit and loss statement of Mac-Gray Corporation for the forthcoming fiscal year, in all cases setting forth such financial information on a month by month basis for such forthcoming fiscal year provided that the Banks covenant and agree to keep and hold all such budgets and other information delivered under this Section 4.04(a)(iii) confidential and to share the same only with their respective employees or agents, who shall also agree to keep all such information confidential; and

             (iv) On or before June 30, 1998, the Borrowers shall deliver the unaudited consolidated financial statements of Mac-Gray Corporation, including consolidated balance sheets, statements of income, and retained earnings and cash flows (the "Financial Statements") for the fiscal quarter ended March 31, 1998.

         (b) Other Financial Reports.  Mac-Gray Corporation will also furnish to
             -----------------------
each Bank :

             (i) concurrently with the delivery of each set of the quarterly financial statements referred to above, a certificate of the Chief Financial Officer of Mac-Gray Corporation stating that, to the best of such person's knowledge, during the period covered by such set of financial statements each Borrower has observed or performed in all material respects all of its covenants and agreements contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Chief Financial Officer has obtained no knowledge of any default or Event of Default (except as specified in such certificate);

             (ii) promptly after the same are sent and received, copies of all financial statements, reports and notices which such Borrower sends to holders of any class of capital stock of such Borrower generally;

             (iii) promptly, such additional publicly available financial and other information as the Bank may from time to time reasonably request; and

             (iv) as soon as available, a copy of each other report submitted to such Borrower by its certified public accountants in connection with any annual, interim or special audit made by them of the books of such Borrower.

         (c) Notices.  Each Borrower will give notice to the Agent, within
             -------
fifteen days of knowledge thereof, of:

             (i)    the occurrence of any Event of Default under this Agreement;

             (ii) any default or event of default under any other contractual obligations of any Borrower which, if not paid or remedied by such Borrower within 30 days of such default or event of default or waived by the obligee thereon, could result in liability to such Borrower in excess of $200,000 in any single instance or $750,000 in the aggregate;

             (iii) any pending or threatened litigation, investigation or proceeding of which any Borrower has knowledge which may exist at any time between any Borrower and any other party (including without limitation any governmental authority) which may have a material adverse effect on the business, operations, property or financial condition of the Borrowers, on a consolidated basis, or any litigation or proceeding affecting any Borrower which may have a material adverse effect upon the Borrowers, on a consolidated basis;

             (iv) the following events, as soon as possible and in any event within 15 days after any Borrower knows thereof: (x) the occurrence of any "reportable event" with respect to any "single employer plan" which in the reasonable judgment of any Borrower could be expected to have a material adverse effect on any Borrower or its business, (y) the institution of proceedings or the taking or expected taking of any other action by any Borrower or any "commonly controlled entity" to terminate any "single employer plan" with respect to which there exists any vested unfunded pension liabilities at the time of such termination, or (z) the "reorganization" or "insolvency" of any "multiemployer plan" which may reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Borrowers, on a consolidated basis, (as each of the quoted terms is defined or used in ERISA or the Code);

             (v) a material adverse change in the business, operations, property or financial condition of any Borrower;

             (vi) the revocation, expiration or loss of any material license, permit or other governmental authorization of any Borrower which would have a material adverse effect on any Borrowers' consolidated business or financial condition;

             (vii) the issuance, grant or award to or on behalf of any Borrower of any patent or letters patent, or the registration in the name of or on behalf of any Borrower of any copyright, trademark trade name or any other form of intellectual property whatsoever, or the filing, recording or approval of any application by or on behalf of any Borrower for any of the foregoing; and

             (viii) each notice pursuant to paragraphs (i) through (vii) of this Section 4.04 to be accompanied by a statement of the chief financial officer of any Borrower setting forth details of the occurrence referred to therein and stating what action, if any, any Borrower proposes to take with respect thereto.

                                   ARTICLE V
                          EVENTS OF DEFAULT; REMEDIES

  5.01. Events of Default.  The occurrence of each of the following shall
        -----------------
constitute an Event of Default under this Agreement and under the Security
Documents:

        (a) Representations and Warranties.  Any representation or warranty made
           ------------------------------
by any Borrower in this Agreement or in any other Loan Document shall prove to have been incorrect in any material respect when made, or any information furnished in writing, whether in this Agreement or in any other Loan Document shall prove to be untrue in any material respect on the date on which it is or was given.

        (b) Covenants.  Any Borrower shall fail to perform or observe any
            ---------
covenant or condition contained or referred to in this Agreement, including without limitation the failure to make any payment of principal or interest on the Note when due or any payment of the Commitment Fee hereunder when due; provided, however, that any failure to perform under any of Sections 4.01(b),
(c), (d), (e), (f), 4.02 (b) (with respect to involuntary encumbrances only), 4.02(k), , 4.02(a), 4.02(g), 4.02(o), 4.02(p) and 4.04 hereof shall not constitute an Event of Default under this Agreement until such failure shall have continued uncured for thirty days.

        (c) Security Documents.  Any default or event of default shall occur
            ------------------
under any of the Security Documents, which default or event of default is not otherwise described in this Section 5.01 and is continuing for thirty (30) days.

        (d) Other Defaults.  Any default shall exist and remain unwaived or
            --------------
uncured for a period of thirty days or more with respect to Indebtedness of any Borrower in excess of $400,000 in the aggregate, or any event occurs which permits the acceleration of the maturity of any such Indebtedness.

        (e) Displacement of Management.  There shall occur any seizure, vesting
            --------------------------
or intervention by or under the authority of a governmental authority or other entity by which the management of any Borrower is displaced or its authority in the conduct of its business is materially curtailed.

        (f) Liens.  Any involuntary lien, levy or assessment (other than a
            -----
Permitted Lien) is filed or recorded with respect to the assets of any Borrower which causes or is likely to cause a Material Adverse Effect and is not released, canceled, revoked, removed, repealed or otherwise terminated within thirty (30) days after such filing or recording.

        (g) Seizure of Assets.  Any material portion of the Collateral becomes
            -----------------
the subject of an attachment or comes within the lawful possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

        (h) Judgments.  Any judgment, order or writ in excess of $500,000 is
            ---------
rendered or entered against any Borrower and not paid, satisfied or otherwise discharged within 90 days of the date such judgment, order or writ becomes final and non-appealable.

        (i) Insolvency.  Any Borrower shall be generally unable to pay its debts
            ----------
as they become due; the dissolution, termination of existence, cessation of normal business operations or insolvency of any Borrower; the appointment of a receiver of any material part of the property of, legal or equitable assignment, conveyance or transfer of property for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against, any Borrower, provided that any Borrower shall have 45 days after the commencement thereof to obtain a dismissal or stay of any involuntary proceedings against such Borrower under any bankruptcy laws.

        (j) Loss; Material Adverse Effect.  The Borrowers, on a consolidated
            -----------------------------
basis, shall suffer a Material Adverse Effect or an event likely to cause a Material Adverse Effect.

        (k) ERISA.  Any Borrower shall fail to meet its minimum funding
            -----
requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the Pension Benefit Guaranty Corporation has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary of involuntary) and there shall result from such termination proceedings a liability of such Borrower to the Pension Benefit Guaranty Corporation which in the reasonable opinion of the Bank has material adverse effect upon the business, operations or financial condition of any Borrower.

        (l) Security Interest.  The security interest and lien of the Banks in
            -----------------
and on any material portion of the Collateral located in Massachusetts, Connecticut, Florida, California, and Illinois shall not be in full force and effect as a fully perfected first priority lien except as otherwise expressly permitted herein or in the Security Agreement.

  5.02. Remedies.  Upon the occurrence of any Event of Default and at any time
        --------
thereafter so long as such Event of Default continues uncured or unwaived, in addition to any other rights and remedies available to the Agent on behalf of the Banks hereunder or otherwise, the Agent on behalf of the Banks may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

        (a) Declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Indebtedness of the Borrower to the Banks, forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

        (b) Terminate the revolving line of credit established by Section 1.01 of this Agreement.

        (c) Exercise all of the rights and remedies of a secured party under the Uniform Commercial Code. The Agent may enter upon the Premises or any of same and may take physical possession of the Collateral or render the Collateral unusable by process of law or peaceably without process of law. Each Borrower shall peaceably surrender the Collateral and shall upon the request from the Agent assemble it and make it available to the Agent at a place or places designated by the Agent which is or are reasonably convenient to such Borrower and the Agent. To the extent permitted by law, the Agent may maintain possession of any Collateral on any property owned, leased by or licensed to such Borrower, or remove same or any part thereof to such place or places as the Bank may elect. The Borrowers will also deliver to the Agent upon request all documents of title and other instruments relating to the Collateral. Each Borrower waives all rights which it would otherwise have had under law to prohibit entry to any premises or to require notice of any replevin or retaking, all to the extent that the same is permitted by law. The Agent may with only such demand, advertising or notice as may be required by law, sell and deliver any and all Collateral held by it for its account at any time or times in one or more private or public sales, for cash or credit or otherwise, at such price and upon such terms as the Agent deems advisable in its sole discretion. Notice of any public sale shall be sufficient if it describes the Collateral to be sold in general terms, stating the amounts thereof and the location and nature of the properties covered by the security interests and the prior liens thereon, and is published, at least once, not less than ten (10) days prior to the sale in any newspaper of general circulation in the greater Boston, Massachusetts metropolitan area and such other metropolitan area which the Agent may elect. All requirements of reasonable notice to the Borrowers shall be met if such notice is sent to the Borrower, in the manner provided in this Agreement below, at least ten (10) days before the time of such sale or disposition. The Banks may be the purchasers at any such sale, if it is public, free from any right of redemption. The proceeds of sale shall be applied first to the costs of retaking, refurbishing, storing and selling any Collateral hereunder and to other costs of collection, and then to the payment of obligations of the Borrowers to the Banks. The Banks shall be entitled to apply any collections on account of the Note first to reasonable fees, costs and charges accrued to the date of receipt, next to accrued interest and only thereafter to principal. Any excess shall be returned to the Borrowers, and the Borrowers shall remain jointly and severally liable for any deficiency.

        (d) Enforce the provisions of this Agreement by appropriate legal proceedings, and the Banks may recover damages caused by any breach by any Borrower of the provisions of this Agreement, including court costs, reasonable attorneys' fees and other reasonable costs and expenses incurred in the enforcement of the obligations of any Borrower hereunder.

        (e) Exercise all rights and remedies hereunder, under each of the other Loan Documents and under any other agreement with the Banks; and exercise all other rights and remedies which the Banks may have under applicable law.

        (f) Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, described in Section 5.01(i) hereof, the entire unpaid principal amount of the Note then outstanding, together with all interest accrued and unpaid on all such amounts, and all other amounts payable under this Agreement, shall be immediately due and payable without presentment, demand, protest, or notice of any kind.

  5.03. Set-off.  In addition to any rights now or hereafter granted under
        -------
applicable law and not by way of limitation of any rights, upon the occurrence and continuance of any Default by any Borrower, the Banks are hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other person or entity, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by either Bank to or for the credit or the account of any Borrower against and on account of the obligations and liabilities of any Borrower to either Bank under this Agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other Collateral. Each Borrower also grants to the Banks a security interest in and to all its deposits and all securities or other property in the possession of the Banks from time to time, to secure the prompt and full payment and performance of any and all obligations to the Banks, and, upon the occurrence of any Event of Default, the Banks may exercise all rights and remedies of a secured party under the Uniform Commercial Code.


                                   ARTICLE VI
                                     AGENCY

  6.01.  Authorization of Agent and Relationship.  Each Bank hereby appoints
         ---------------------------------------
State Street Bank and Trust Company as Agent and State Street Bank and Trust Company hereby accepts such appointment. The appointment may only be terminated as expressly provided in this Agreement. Each Bank hereby authorizes the Agent to take all action on its behalf and to exercise such powers and perform such duties under this Agreement as are expressly delegated to the Agent by its terms, together with all powers reasonably incidental hereto. The Agent shall have only those duties and responsibilities which are of a solely mechanical and administrative nature and which are expressly specified in this Agreement, and it may perform such duties by or through its agents or employees, but shall not by reason of this Agreement have a fiduciary duty in respect of any Bank. As to any matters not expressly provided for by this Agreement, the Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the instructions of the Banks, as the case may be. Those instructions shall be binding upon all Banks, but the Agent is not required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

  Without limiting the foregoing, each of the Banks hereby grants to the Agent a power of attorney, and also grants to the Agent the right to delegate its authority as attorney to any other person, whether or not an officer or employee of the Agent.

  6.02.  Disclaimer of Agent.  The Agent makes no representation or warranty,
         -------------------
and assumes no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or collectibility of this Agreement or any other Security Document. The Agent assumes no responsibility for the financial condition of the Borrower, or for the performance of the obligations of the Borrower under this Agreement or any other Security Document. The Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by the Borrower to the Agent on behalf of the Banks. The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Loans or (unless the officers or employees of the Agent acting in their capacity as officers or employees on the Borrower's accounts have actual knowledge thereof, or have been notified thereof in writing by the Borrower) of the existence or possible existence of any Event of Default. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with the Agreement except for its or their own negligence or willful misconduct. The Agent shall have the same rights and powers hereunder as any other Bank, and may exercise the same as though it were not performing the duties and functions delegated to it as Agent hereunder.

  6.03.  Bank's Funding Obligations.
         ---------------------------

        (a) Each Bank shall advance to the Agent prior to 12:00 p.m. (Boston time), in immediately-available funds, such Bank's Proportionate Share in the portion of the Loan to be advanced by the Agent. If such funds are not received at such time, but all applicable conditions set forth in Article I hereof have been satisfied, each Bank authorizes and requests the Agent to advance for the Bank's account, pursuant to the terms hereof, the Bank's respective Proportionate Share in such portion of the Loan and agrees to reimburse the Agent in immediately-available funds for the amount thereof prior to 2:00 p.m. (Boston time) on the day any portion of the Loan is advanced hereunder; provided, however, that the Agent is not authorized to make any such advance for the account of any Bank who has previously notified the Agent in writing that such Bank will not be performing its obligations to make further advances hereunder; and provided, further, that the Agent shall be under no obligation to make any such advance.

        (b) Unless the Agent has actual knowledge that a Bank has not made or will not make available to the Agent the applicable loan amount required from such Bank, the Agent shall be entitled to assume that such amount has been or will be received from such Bank when so due and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact received by the Agent from such Bank and the Agent has made available a corresponding loan amount to the Borrower as aforesaid, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the Prime Rate per annum multiplied by (ii) the amount that should have been paid to the Agent by such Bank on such Loan Date and was not, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including such Loan Date to but excluding the date on which the amount is received by the Agent from such Bank and the denominator of which is 360. A certificate of the Agent containing details of the amount owing by a Bank under this Section shall be binding and conclusive in the absence of manifest error.

        (c) Notwithstanding the provisions of Section 6.03(b), if any Bank fails to make available to the Agent its Proportionate Share of any Loan (such Bank being herein called the "Defaulting Bank"), the Agent shall forthwith give notice of such failure by the Defaulting Bank to the Borrower and the other Banks. The Agent shall then forthwith give notice to the other Banks that any Bank may make available to the Agent all or any portion of the Defaulting Bank's Proportionate Share of such Loan in the place of the Defaulting Bank, but in no way shall any other Bank or the Agent be obligated to do so. If more than one Bank gives notice that it is prepared to make funds available in the place of a Defaulting Bank in such circumstances and the aggregate of the funds which such Banks (herein collectively called the "Contributing Banks") and individually called the "Contributing Bank") are prepared to make available exceeds the amount of the Loan which the Defaulting Bank failed to make, then each Contributing Bank shall be deemed to have given notice that it is prepared to make available its Proportionate Share of such Loan based on the Contributing Banks' relative commitments to advance in such circumstances. If any Contributing Bank makes funds available in the place of a Defaulting Bank in such circumstances, then the Defaulting Bank shall pay to any Contributing Bank making the funds available in its place, forthwith on demand, any amount advanced on its behalf together with interest thereon at the rate applicable to such Loan from the date of advance to the date of payment, against payment by the Contributing Bank making the funds available of all interest received in respect of the Loan from the Borrower. The failure of any Bank to make available to the Agent its Proportionate Share of any Loan as required herein shall not relieve any other Bank of its obligations to make available to the Agent is Proportionate Share of any Loan as required herein.

  6.04. Payments by the Borrowers.  All payments (except the Agent's fees) made
        -------------------------
by or on behalf of the Borrowers pursuant to this Agreement shall be made to and received by the Agent and shall be distributed by the Agent to the Banks as soon as possible upon receipt by the Agent and in any event within five (5) business days of receipt. Subject to Section 6.05, the Agent shall distribute:

        (a) payments of interest in accordance with each Bank's Proportionate Share of the Loans;

        (b) repayments of principal in accordance with each Bank's Proportionate Share of the Loans; or

        (c) all other payments received by the Agent (except the Agent's fees) including, without limitation, amounts received upon the realization of Collateral, in accordance with each Bank's Proportionate Share of the Loans provided, however, that with respect to proceeds of realization, no Bank shall receive an amount in excess of the amounts owing to it in respect of the Obligations.

  6.05. Payments by Agent.  The following provisions shall apply to any and all
        -----------------
payments made by the Agent to the Banks hereunder:

        (a) the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Bank until an amount in respect of such payment has been received by the Agent from the Borrowers;

        (b) If the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrowers under this Agreement, the Agent shall have no obligation to remit to each Bank any amount other than such Bank's Proportionate Share of that amount which is the amount actually received by the Agent;

        (c) if any Bank advances more or less than its Proportionate Share of the Loans, such Bank's entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Bank;

        (d) the Agent acting reasonably in good faith shall, after consultation with the Banks in the case of any dispute, determine in all cases the amount of all payments to which each Bank is entitled and such determination shall, in the absence of manifest effort, be binding and conclusive; and

        (e) upon request, the Agent shall deliver a statement detailing any of the payments to the Banks referred to herein.

  Unless the Agent has actual knowledge that the Borrowers have not made or will not make a payment to the Agent for value on the date in respect of which such Borrower has notified the Agent that the payment will be made, the Agent shall be entitled to assume that such payment has been or will be received from such Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay the Banks corresponding amounts. If the payment by such Borrower is in fact not received by the Agent on the required date and the Agent has made available corresponding amounts to the Banks, the Borrowers shall, without limiting their other obligations under this Agreement, indemnify the Agent against any and liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result. A certificate of the Agent with respect to any amount owing by any Borrower under this Section shall be prima facie evidence of the amount owing in the absence of manifest error.

  6.06. Direct Payments.  The Banks agree among themselves that, except as
        ---------------
otherwise provided for in this Agreement, all sums received by a Bank relating to this Agreement by virtue of the Collateral, whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-action or as proceeds of realization of any Collateral or otherwise, shall be shared by each Bank in its Proportionate Share under the Loans and each Bank undertakes to do all such things as may be reasonable required to give full effect to this Section, including without limitation, the purchase from other Banks of such notes or a portion thereof by the Bank who has received an amount in excess of the Proportionate Share under the Loans as shall be necessary to cause such purchasing Bank to share the excess amount ratably in its Proportionate Share under the Loans with the other Banks. If any such which is so shares is later recovered from the Banks who originally received it, the Bank shall restore its Proportionate Share under the Loans of such sum to such Banks, without interest. If any Bank (a "Receiving Bank") shall obtain any payment of monies due under this Agreement as referred to above, the Receiving Bank shall forthwith remit such payment to the Agent and, upon receipt, the Agent shall distribute such payment in accordance with the provisions of Section 6.05.

  6.07. Administration of the Loans.  The Agent may take the following actions
        ---------------------------
upon notice to the Banks, unless otherwise specified in this Agreement:

        (a) subject to Section 6.08, exercise any and all rights of approval conferred upon the Banks by this Agreement;

        (b) give prompt and timely written notice to the Borrowers in respect of any amounts due or overdue under the terms of this Agreement and of any other matter in respect of which notice may be required, permitted, necessary or desirable in accordance with or pursuant to this Agreement;

        (c) amend, modify or waive any of the terms of this Agreement (including waiver of an Event of Default) if such amendment, modification or waiver is approved in advance by the Banks (including the Agent) holding at least two-thirds in dollar amount of the combined total commitment to fund Loans hereunder and if such action is not otherwise provided for in Section 6.08;

        (d) engage a professional as permitted by Section 6.10(a);

        (e) decide to accelerate the amounts outstanding under this Agreement or the Security Documents as permitted thereby; and

        (f) pay insurance premiums, taxes and any other sums as may be reasonably required to protect the interests of the Banks.

  6.08. Unanimous Consent of Banks.  The Agent may take the following actions
        --------------------------
only if the prior unanimous consent of the Banks is obtained, unless otherwise specified herein:

        (a) amend, modify, discharge, terminate or waive any of the terms of this Agreement or the Security Documents if such amendment, modification, discharge, termination or waiver would have a material adverse effect on the Collateral or on the rights of the Banks under this Agreement or the Security Agreement;

        (b) amend, modify, discharge, terminate or waive any of the term of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of a Loan, amend the purpose of a Loan, reduce the interest rate applicable to a Loan, reduce the fees payable with respect to a Loan, extend any date fixed for payment of principal or interest relating to a Loan or extend the Maturity Date of the Loan;

        (c) amend Section 6.08; and

        (d) declare an Event of Default or take action to enforce performance of the Obligations of the Borrower and to realize upon the Collateral including the appointment of a receiver, lease or sale given by the Security Agreement or by law and take foreclosure proceedings and/or pursue any other legal remedy necessary provided, however, that in the event the Banks are unable to agree
          --------  -------
unanimously upon any of the foregoing actions, either Bank, fifteen days subsequent to such Bank's notification to all other Banks of such Bank's intention to so act, may, subject to all applicable provisions to this Agreement or, any of the Security Documents, proceed unilaterally with any of the items described in this Section 6.08 absent the unanimous consent of the Banks.

  6.09. Reliance by Borrowers.  As between the Borrowers, on the one hand, and
        ---------------------
the Agent and the

Banks, on the other hand:

        (a) all statements, certificates, consents and other documents which the Agent purports to deliver on behalf of the Banks shall be binding on each of the Banks, and the Borrower shall not be required to ascertain or confirm the authority of the Agent in delivering such documents;

        (b) all certificates, statements, notices and other documents which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Banks;

        (c) all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Banks;

        (d) unless an Event of Default has occurred and is continuing, the Borrower's consent to the appointment of any Successor Agent must be obtained, but the Borrower's consent shall not be unreasonably withheld.

  6.10. Rights of Agent.
        ---------------

        (a) In administering the Loans, the Agent may retain, at the expense of the Banks if such expenses are not recoverable from the Borrowers, such counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Banks.

        (b) The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by the Borrowers is true and that no Event of Default has occurred unless the officers or employees of the Bank acting as Agent, acting in their capacity as officers or employees responsible for the Borrowers' accounts have actual knowledge to the contrary or have received notice to the contrary from any other party to this Agreement.

        (c) The Agent may, without any liability to account, accept deposits from and lend money to and generally engage in any kind of banking, or other business with the Borrower, as if it were not the Agent.

        (d) Except in its own right as a Bank, the Agent shall not be required to advance its own funds for any purpose, and in particular shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the assets which are the subject matter of the Security Agreement, nor shall it be required to pay with its own funds the fees of counsel, auditors, experts or agents engaged by it as permitted hereby.

        (e) The Agent shall be entitled to receive a fee for acting as Agent, as agreed between the Agent and the Borrowers from time to time.

  6.11. Acknowledgments, Representations and Covenants of Banks.
        -------------------------------------------------------

        (a) It is acknowledged and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, property, affairs, status and nature of the Borrowers. Accordingly, each Bank confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or inquire on its behalf into the adequacy or completeness of any information provided by the Borrowers under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Agent) or
(b) to assess to keep under review on its behalf the financial condition, creditworthiness, property, affairs, status or nature of the Borrowers.

        (b) Each Bank represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its charter and any applicable law and has not violated its charter, bylaw or other documents or any applicable law by so doing.

        (c) Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to its Proportionate Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or related Documents or the transactions therein contemplated, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Banks under, or the enforcement of, or legal advice in respect of rights or responsibilities under this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. The obligation of the Banks to indemnify the Agent shall survive the termination of this Agreement.

        (d) Each of the Banks acknowledges and confirms that in the event the Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Agent to maintain the Loans in good standing nor shall any Bank have recourse to the Agent in respect of any amounts owing to such Bank under this Agreement.

        (e) Each Bank acknowledges and agrees that its obligation to advance its Proportionate Share of Loans in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Bank hereunder.

        (f) Except to the extent recovered by the Agent from the Borrowers, promptly following demand therefor, each Bank shall pay to the Agent an amount equal to such Bank's Proportionate Share of any and all reasonable costs, expenses, claims, losses and liabilities incurred by the Agent in connection with this Agreement and the Security Documents (including, without limitation, the collection or enforcement thereof), except for those incurred by reason of the Agent's negligence or willful misconduct.

        (g) Notwithstanding any provisions of this Credit Agreement to the contrary, the Banks (other than the Agent) shall not be entitled to participate to the full extent of their Proportionate Share with respect to any Revolving Loan arising from any Letter of Credit issued for the account of the Borrowers in an amount less than $50,000. The Banks further agree that any Letter of Credit fees paid by the Borrowers to the Agent on account of that certain standby Letter of Credit issued in favor of Jeff Heunink for the account of the Borrowers shall be shared by the Banks as follows: Agent shall receive and retain a fee equal to 25 basis points (as an additional Agent's fee), and the remaining basis points shall be distributed to the Banks in accordance with their Proportionate Share.

  6.12. Collective Action of the Banks.  Except as otherwise provided herein,
        ------------------------------
each of the Banks hereby acknowledges that to the extent permitted by applicable law, the Security Agreement and the remedies provided under the Security Documents to the Banks are for the benefit of the Banks collectively and acting together and not severally and further acknowledges that its rights hereunder and under the Security Agreement are to be exercised not severally, but by the Agent upon the decision of the Banks as required by this Agreement.
Accordingly, notwithstanding any of the provisions contained herein or in the Security Agreement, each of the Banks hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Banks. Each of the Banks hereby further covenants and agrees that upon any such written agreement being given by the Banks, it shall co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Banks and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Banks take such action on behalf of the Banks as it deems appropriate or desirable in the interest of the Banks.

  6.13. Successor Agent.  Subject to the appointment and acceptance of a
        ---------------
Successor Agent as provided in this Section, and subject to Section 6.07.4, the Agent may resign at any time by giving 30 days' written notice thereof to the Banks and the Borrowers, and may be removed at any time by the Banks upon 30 days' written notice. Upon receipt of notice by the Banks of the resignation of the Agent, or upon giving notice of termination to the Agent, the Banks may, within 21 days, appoint a successor from among the Banks or, if no Bank is willing to accept such an appointment, from among other institutions which each have combined capital and reserves in excess of $250,000,000. If no Successor Agent has been so appointed and has accepted such appointment within 21 days after the retiring Agent's giving of notice of resignation or receiving of notice of termination, then the retiring Agent may, on behalf of the Banks, appoint a Successor Agent. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, the retiring Agent shall pay the Successor Agent any unearned portion of any fee paid to the Agent for acting as such, and the Successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its further duties and obligations as Agent under this Agreement and the other Security Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall continue to inure to its benefit and be binding upon it as to any actions taken or omitted to be taken by it while it was Agent hereunder.

  6.14. Provisions Operative Between Banks and Agent Only.  Except as otherwise
        -------------------------------------------------
provided herein, the provisions of this Article relating to the rights and obligations of the Banks and the Agent inter se shall be operative as between the Banks and the Agent only, and the Borrowers shall not have any rights or obligations under or be entitled to rely for any purpose upon such provisions.

                                  ARTICLE VII
                                 MISCELLANEOUS

  7.01.  Further Assurances.  Each Borrower shall do all things and deliver all
         ------------------
instruments reasonably requested by the Agent to protect or perfect any security interest granted or intended to be granted hereunder. If any Borrower fails promptly to comply with any such request, or if any Event of Default shall have occurred hereunder, such Borrower authorizes the Agent to execute, in the name or on behalf of such Borrower, any financing statement or other document or instrument that the Agent may require to perfect, protect or establish any security interest or lien interest to which the Bank may be then entitled hereunder and further authorizes the Agent to sign the Borrower's name on the same. Each Borrower appoints (but only for the purposes of protecting the Banks' interests in the Collateral or the Banks' rights to receive payments under this Agreement or the Note or otherwise exercising any of its rights hereunder or causing the performance and fulfillment of the obligations and agreements intended to be performed and fulfilled by the Borrower under this Agreement) the Agent as such Borrower's attorney-in-fact with the power: at any time when an Event of Default has occurred and is continuing, to endorse the name of the Borrower on any checks, notes, drafts, or other forms of payment or security relating to any Collateral that may come into the possession of the Banks; at any time when an Event of Default has occurred and is continuing, to sign the name of such Borrower on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules; at any time when an Event of Default has occurred and is continuing, to demand, collect, receive payment of, receipt for, settle, compromise or adjust and give discharges and releases in respect of the Receivables or any of them; at any time when an Event of Default has occurred and is continuing, to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Receivables or any of them and to enforce any other rights in respect thereof or in respect of the goods which have given rise thereto; at any when an Event of Default has occurred and is continuing, to defend any suit, action or proceeding brought against such Borrower in respect of any Receivables or the goods which have given rise thereto, to settle, compromise or adjust any suit, action or proceeding hereinbefore described and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; at any time when an Event of Default has occurred and is continuing, to notify the U.S. Postal Service authorities to change the address of delivery of mail to an address designated by the Agent and to open and dispose of mail addressed to such Borrower; and, generally, to do all things necessary to carry out the intent of this Agreement. This power, being coupled with an interest, is irrevocable, and such Borrower approves all such acts of such attorney-in-fact. The powers conferred on the Agent by this Agreement are solely to protect the interest of the Bank and shall not impose any duty upon the Agent to exercise any such power, and neither the Agent nor such attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law, except for its gross negligence, willful misconduct or bad faith. Except as otherwise required by applicable law with respect to the preservation of Collateral in the possession of the Banks, the Banks shall have no duty as to the collection or protection of any Collateral and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto, except as provided by applicable law.

  7.02.  Right to Cure.  In the event that any Borrower shall fail to purchase
         -------------
or maintain insurance, to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that any Borrower shall fail to pay or comply with any other obligation hereunder, the Banks may, but shall not be required to, pay, satisfy, perform, discharge or bond the same for the account of such Borrower, and all moneys so paid by the Banks shall be payable on demand and shall bear interest at the lesser of (i) a floating rate per annum equal to five percent (5%) plus the Prime Rate with a change in such rate of interest to become effective on the same day on which any change in the Prime Rate is effective, or (ii) the maximum rate permitted by the applicable law.

  7.03. Environmental Matters.
        ---------------------

        (a) The Borrowers hereby agree, jointly and severally, to indemnify the Banks and hold the Banks harmless from and against any and all losses, liabilities (including strict liability), damages, injuries, expenses (including reasonable attorneys' fees, costs of any settlement or judgment) and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted or levied against, the Banks by any person or entity for, with respect to, or in connection with any Environmental Laws or the use, storage, transportation, release or disposition of any Hazardous Substances or the clean-up or remediation thereof with respect to or in connection with the Borrowers, their business or operations or the Premises; provided, however, that notwithstanding anything in this Section 6.03 to the contrary, the Borrowers shall not be required to indemnify the Banks for any losses, liabilities, damages, injuries, expenses or claims resulting from the Banks' gross negligence or willful misconduct.

        (b) After the occurrence of any environmental complaint brought against any Borrower arising under any Environmental Laws, the Banks shall have the right, in its sole discretion, to require the Borrowers to perform (at the Borrowers' expense) an environmental audit and, if reasonably deemed necessary by the Banks, an environmental risk assessment, each reasonably satisfactory to the Bank, and to implement the recommendations set forth in such audit and/or risk assessment.

  7.04. Waivers; Release of Pledge Agreements of Certain Stockholders.  This
        -------------------------------------------------------------
Agreement and the other Loan Documents may not be changed, waived, discharged or terminated orally. This Agreement or any Security Document may be amended and the performance or observance by any Borrower of any term of this Agreement or any other Loan Document may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the prior written consent of the Banks. The rights and remedies expressed in this Agreement and in the other Loan Documents are cumulative and not exclusive of any right or remedy which the Bank may otherwise have. The Banks may release or surrender, exchange or substitute any real estate or personal property, or both, or other collateral security now or hereafter held as security for the payment of the Note or any other obligations of each Borrower to the Banks under this Agreement or however arising and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the Note.

  7.05. Delays.  No delay on the part of the Banks in exercising any right,
        ------
power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any partial exercise or waiver of any privilege or right hereunder preclude any further exercise of such privilege or right or the exercise of any other right, power or privilege.

  7.06. Notices.  Any notices, consents or other communications to be given
        -------
under this Agreement or under the other Loan Documents shall be in writing and shall be deemed given when mailed to the respective parties by overnight courier or by registered mail addressed as set forth on the first page of this Agreement, with all such notices, consents and other communications (a) to the Banks to be sent to the attention of Michael St. Jean, Vice President, State Street Bank, Trust Company, and Lyle Cunningham, Vice President, CoreStates Bank, N.A., FC 1-8-4-2, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107 and BankBoston, N.A. Chris Allen, Director, Boston Middle Market, 100 Federal Street, Boston, MA 02110 with a copy to Mark D. Smith, Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, MA 02110, (b) to each Borrower to be sent to the attention of Stewart MacDonald, C.E.O., Mac-Gray Co., Inc. 22 Water Street, Cambridge, MA 02140 and to Robert P. Whalen, Esquire, Goodwin, Proctor & Hoar LLP, 53 State Street, Boston, MA 02109 or to such other addresses as either party may from time to time designate for that purpose. Section headings and defined terms in this Agreement and the other Loan Documents are included for convenience only and are not intended to modify or define any term or provision of any such instrument.

  7.07. Jurisdiction.  Each Borrower irrevocably submits to the jurisdiction of
        ------------
the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding brought by the Banks arising out of or relating to this Agreement or any other Loan Document, and each Borrower waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that each Borrower is not personally subject to the jurisdiction of the courts of the Commonwealth of Massachusetts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

  7.08. Execution.  This Agreement may be signed in any number of counterparts,
        ---------
which together will be one and the same instrument. This Agreement shall become effective whenever each party shall have signed at least one such counterpart.

  7.09. Governing Law.  This Agreement shall be governed by the laws of the
        -------------
Commonwealth of Massachusetts and for all purposes shall be construed in accordance with the laws of such Commonwealth.

  7.10. Fees.  Whether or not any funds are disbursed hereunder, the Borrowers
        ----
shall pay all of the Bank's reasonable costs and expenses in connection with the preparation, execution, delivery, review, and enforcement of this Agreement and the other Loan Documents, and in connection with any subsequent amendments thereto or waivers thereof, including reasonable legal fees and disbursements.

  7.11. Binding Nature.  This Agreement shall be binding upon and shall inure
        --------------
to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the rights and obligations under this Agreement and under any of the other Loan Documents may not be assigned by any Borrower without the prior written consent of the Banks. Notwithstanding anything to the contrary herein or in any of the Loan Documents, the Banks may freely assign, pledge, hypothecate, transfer or convey part or all of their respective interests hereunder to the Federal Reserve without notification to the Borrowers.

  7.12.  Severability.  In the event that any provision of this Agreement or the
         ------------
application hereof to any person, entity property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons, entities, properties or circumstances other than those as to which it has been held invalid or enforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

  7.13.  Under Seal.  This Agreement shall be deemed to be an instrument under
         ----------
seal and shall continue in full force and effect so long as any Indebtedness of the Borrowers to the Banks remains unpaid.

  This Agreement shall supersede and replace all prior agreements, whether written or oral, expressed or implied, by and among (i) State Street Bank and Trust Company and any Borrower, or (ii) CoreStates Bank, N.A. and any Borrower, or (iii) BankBoston, N.A. and any Borrower.


                                  ARTICLE VIII
                                  DEFINITIONS

  8.01.  Definitions.  All defined terms used in this Agreement which are not
         -----------
otherwise defined herein shall have the respective meanings assigned to them in the other Loan Documents. For purposes of this Agreement and of the other Loan Documents, the following additional definitions shall apply:

       "Affiliated Person" shall mean any person or entity controlling, controlled by or under common control with any Borrower.

       "Agent" in such capacity shall mean State Street Bank and Trust Company.

       "Applicable Margin" shall mean (i) one hundred fifty basis points for Loans outstanding which aggregate less than fifty million dollars ($50,000,000) (including any Loans to be dispersed by Agent in connection with a pending loan request of Borrowers) or (ii) one hundred and seventy five basis points for Loans outstanding which equal or exceed fifty million dollars ($50,000,000) (including any Loans to be dispersed by Agent in connection with a pending loan request of Borrowers).

       "BankBoston-Intirion Credit Agreement" shall mean that certain credit agreement between BankBoston, N.A. and Intirion Corporation dated as of May 3, 1995, as amended.

       "Banks," "Bank" in the plural shall mean State Street Bank and Trust Company, CoreStates Bank, N.A. and Bank Boston, N.A.; in the singular, each a Bank.

       "Borrower," "Borrowers" shall have the meaning specified in the preamble to this Agreement.

       "Borrowing Date" shall mean the date on which any advance of loans is made by either Bank to any Borrower.

       "Business Day" shall mean any day which is not a Saturday, or a Sunday or a public holiday under the laws of the United States of America or the Commonwealth of Massachusetts applicable to a national banking association.

       "Capital Expenditure" shall mean any payment made or required to be made, directly or indirectly, by any Borrower for the purposes of acquiring or constructing fixed assets, real property or equipment, except for such payments made in connection with a Permitted Acquisition, which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Borrower, including, without limitation, amounts paid or payable under and conditional sale or other title retention agreement or under any lease or other periodic payment agreement which is of such a nature that payment obligations of such Borrower thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of the Borrower.

       "Cash Equivalents" shall mean those investments which, under GAAP, are treated as equivalent to cash.

       "Closing" shall mean a closing held at 11:00 a.m., in the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts 02110, on April 23, 1998, or such other date, time and place as the parties hereto mutually agree.

       "Closing Date" shall mean the date on which the Closing shall occur.

       "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued pursuant thereto.

       "COF Base Rate" shall mean, with respect to any Interest Period, the rate of interest per annum determined by the Agent (in accordance with its customary practices) to be the prevailing secondary funds market offering offered to the Agent at approximately 10:00 A.M. (Boston time) (or as soon thereafter as practicable) on the first day of such Interest Period by dealers of recognized standing, for the purchase at face value of funds from the Agent in an amount equal or comparable to the principal amount of the COF Loan to which such Interest Period relates, and for a period of time equal or comparable to the length of such Interest Period.

       "COF Loans" shall mean Loans which bear interest at the COF Rate for such Interest Period.

       "Collateral" shall have the meaning specified in Section 2 of the Security Agreement.

       "Cost of Funds ("COF") Option" shall mean, with respect to each COF Loan for each Interest Period, a fixed rate per annum (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) equal to the COF Base Rate plus the Applicable Margin (the "COF Rate").

       "Consent" shall mean the written consent of the Agent or the Banks.

       "Credit Facility" shall have the meaning specified in the preamble to this Agreement.

       "Current Assets" shall mean all assets of any corporation or other entity which would, in accordance with generally accepted accounting principles, be classified as current assets of an entity conducting a business the same as or similar to that of such entity; excluding, however, (i) assets which have been pledged, assigned, mortgaged, hypothecated or otherwise encumbered to secure any Indebtedness which is not included in Current Liabilities and (ii) any and all amounts due from affiliated entities.

       "Current Liabilities" shall mean all liabilities of any corporation or other entity which would, in accordance with generally accepted accounting principles, be classified as current liabilities of an entity conducting a business the same as or similar to that of such entity, including, without limitation, all capitalized lease payments and other payments under capitalized leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination, plus all Indebtedness in respect of Revolving Loans without regard to the date of maturity of any such Loans.

       "EBITDA" shall mean for any period, the Net Income (or Net Loss, expressed as a negative number) of the Borrowers (on a consolidated basis) for such period, plus each of the following items, without duplication: (i) the amount of the provision for depreciation and/or amortization actually deducted on the books of the Borrowers (on a consolidated basis) for the purposes of computation of such Net Income (or Net Loss) for the period involved, (ii) all federal and state income taxes (but not ad valorem property taxes, sales taxes or taxes in the nature of an excise tax) paid by the Borrowers (on a consolidated basis) with respect to such period, and (iii) all interest on any Indebtedness paid or accrued during such period and actually deducted on the books of the Borrowers (on a consolidated basis) for the purposes of computation of such Pre-Tax Net Income (or Net Loss) for the period involved provided, however, that for the purposes of Section 4.03 (a) the meaning of "EBITDA" may be adjusted as follows:

       If the Borrowers make a Permitted Acquisition and the Banks approve of the historical and pro forma financial statements of the business acquired in such Permitted Acquisition, EBITDA shall be adjusted as set forth in paragraphs
(A), (B) and (C) below and the adjustments in Paragraphs (A), (B) and (C) below shall apply to computations of the ratio in Section 4.03(a) beginning on the date of such Permitted Acquisition and until the end of the four fiscal quarters after such Permitted Acquisition. (The adjustments described in Paragraphs (A) and (B) below shall not apply to computations of such ratios made as of the end of the fiscal quarter immediately preceding the date of such Permitted Acquisition.)

          (A) Determinations of Net Income (or Net Loss) or Pre-tax Net Income (or Net

Loss) shall include cash flow from operations for periods prior to such Permitted Acquisition which shall include (i) the sum of net income, depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense of the acquired business, plus the adjustment, if any pursuant to clause (C) below, minus (ii) non-cash credits to net income of such business, in each case as determined in accordance with GAAP;

          (B) Extraordinary or nonrecurring expenses under GAAP incurred in connection with such Permitted Acquisition shall be excluded in determining the net income of the acquired business when computing consolidated cash flow from operations in the preceding sentence if the Banks have agreed to such exclusion; and

          (C) To the extent, in the determination of net income of the acquired business utilized in clause (A) above, deductions were taken in respect of rental expense pursuant to operating leases in accordance with GAAP and following the consummation of a Permitted Acquisition the Borrowers appropriately amend such leases so that, in accordance with GAAP, such rental expense pursuant to operating leases may properly be treated as rental expense pursuant to capital leases (and the Borrower treats such leases as capital leases for periods following the consummation by the Borrowers of such Permitted Acquisition) then, such net income for purposes of clause (A) above shall be increased by the deductions taken in respect of rental expense pursuant to such operating leases during the period of determination.

  "EBITA" shall mean for any period, the Net Income (or Net Loss, expressed as a negative number) of the Borrowers (on a consolidated basis) for such period, plus each of the following items, without duplication: (i) the amount of the provision for amortization actually deducted on the books of the Borrowers (on a consolidated basis) for the purposes of computation of such Net Income (or Net
Loss) for the period involved, (ii) all federal and state income taxes (but not ad valorem property taxes, sales taxes or taxes in the nature of an excise tax) paid by the Borrowers (on a consolidated basis) with respect to such period, and
(iii) all interest on any Indebtedness paid or accrued during such period and actually deducted on the Consolidated books of the Borrowers (on a consolidated basis) for the purposes of computation of such Pre-Tax Net Income (or Net Loss) for the period involved provided, however, that for the purposes of Section 4.03
(d) the meaning of "EBITA" may be adjusted as follows:

       If the Borrowers make a Permitted Acquisition and the Banks approve of the historical and pro forma financial statements of the business acquired in such Permitted Acquisition, EBITA shall be adjusted as set forth in paragraphs
(A), (B) and (C) below and the adjustments in Paragraphs (A), (B) and (C) below shall apply to computations of the leverage ratio in Section 4.03(d) beginning on the date of such Permitted Acquisition and until the end of the four fiscal quarters after such Permitted Acquisition. (The adjustments described in Paragraphs (A) and (B) below shall not apply to computations of such ratios made as of the end of the fiscal quarter immediately preceding the date of such Permitted Acquisition.)

          (A) Determinations of Net Income (or Net Loss) or Pre-tax Net Income (or Net Loss) shall include cash flow from operations for periods prior to such Permitted Acquisition which shall include (i) the sum of net income, amortization, other non-cash charges to net income, interest expense and income tax expense of the acquired business, plus the adjustment, if any pursuant to clause (C) below, minus (ii) non-cash credits to net income of such business, in each case as determined in accordance with GAAP;

          (B) Extraordinary or nonrecurring expenses under GAAP incurred in connection with such Permitted Acquisition shall be excluded from the net income of the acquired business when computing consolidated cash flow from operations in the preceding sentence if the Banks have agreed to such exclusion; and

          (C) To the extent, in the determination of net income of the acquired business utilized in clause (A) above, deductions were taken in respect of rental expense pursuant to operating leases in accordance with GAAP and following the consummation of a Permitted Acquisition the Borrowers appropriately amend such leases so that, in accordance with GAAP, such rental expense pursuant to operating leases may properly be treated as rental expense pursuant to capital leases (and the Borrower treats such leases as capital leases for periods following the consummation by the Borrowers of such Permitted Acquisition) then, such net income for purposes of clause (A) above shall be increased by the deductions taken in respect of rental expense pursuant to such operating leases during the period of determination.

       "Environmental Laws" shall have the meaning specified in Section 3.18 of this Agreement.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued pursuant thereto.

       "Event of Default" shall have the meaning specified in Section 5.01 hereof.

       "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

       "Indebtedness" shall mean with respect to each Borrower (i) all indebtedness or other obligations of such Borrower for borrowed money or for the deferred purchase price of property or services, other than for trade accounts payable incurred in the ordinary course of such Borrower's business, (ii) all indebtedness or other obligations of any other person for borrowed money or for the deferred purchase price of property or services, other than for trade accounts payable incurred in the ordinary course of such Borrower's business, in respect of which such Borrower is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business), or which such Borrower has agreed to purchase or otherwise acquire, and (iii) all lease obligations of such Borrower which are required, in accordance with GAAP, to be capitalized on the books of the lessee.

       "Interest Period" shall mean with respect to any Loan:

          (i) initially, the period commencing on the Borrowing Date with respect to such Loan and ending one to twelve months thereafter (provided, however, COF Loans may have an Interest Period of one to sixty months), as selected by the Borrowers in the notice of borrowing given with respect thereto; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one to twelve months thereafter (provided, however, COF Loans may have an Interest Period of one to thirty-six months), as selected by the Borrowers by irrevocable notice to the Banks not less than three Business Days prior to the last day of the then-current Interest Period with respect thereto;

       provided, that, all of the foregoing provisions relating to Interest
       --------
Periods are subject to the following:

          (a) if any Interest Period pertaining to a Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (b) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date except as provided in Section 1.01(d); and

          (c) any Interest Period pertaining to a Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

       "Interest Rate Option" shall mean any of the LIBOR Option or the COF Option or the Prime Rate Option.

       "Letters of Credit" shall have the meaning specified in Section 1.01(h) of this Agreement.

       "Liabilities" shall mean all liabilities of each Borrower, including, without limitation, all lease rental payments and other payments under capital leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness (including Indebtedness evidenced by the Note).

       "LIBOR" or "LIBOR Rate" shall mean with respect to the Loans comprising any borrowings to which the LIBOR Option applies for any LIBOR Interest Period, which rate shall be determined by the Agent by dividing (i) the rate of interest (as determined by the Agent in accordance with its usual procedures) at which LIBOR deposits, in an amount equal to the portion of the Loans as to which a LIBOR Interest Option has been elected and which have a term corresponding to the LIBOR Interest Period in question, which are offered to the Agent by first-class banks in the London Interbank Office on the first day of such LIBOR Interest Period as determined by the Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the date upon which the LIBOR Interest Period in question is to commence, (which determination by the Agent shall, in the absence of manifest error, be conclusive,) by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

       LIBOR Rate =    London Interbank Office
                       (by a first class bank)
                       -----------------------
                       1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR-Rate Option outstanding on the effective date of any change in the LIBOR-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the LIBOR-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

       "LIBOR Interest Period" shall have the meaning assigned to that term in
Section 1.03 hereof.

       "LIBOR Loans" shall mean Loans subject to the LIBOR Option.

       "LIBOR Reserve Percentage" shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent (which determination shall be conclusive absent manifest error) which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal, and emergency reserve requirements) with respect to LIBOR currency funding (currently referred to as "LIBOR Currency Liabilities") of a member bank in such System.

       "Loan Documents" shall mean this Agreement, the Note, the Security Documents and all other agreements, instruments, documents and certificates executed or delivered in connection with the transactions contemplated therein.

       "Loans" shall mean collectively, the Revolving Loans whether such Loans are Prime Rate Loans and/or the LIBOR Loans and/or COF Loans made by the Bank to any Borrower pursuant to Section 1.01 of this Agreement.

       "Material Adverse Effect" shall mean a material adverse change in the business, condition, affairs, properties, or operations of the Borrowers, on a consolidated basis.

       "Net Income" or "Net Loss" for any fiscal period shall mean net income (or net loss, expressed as a negative number), after deduction of or credit for applicable income taxes, as such net income after taxes or net loss would be set forth on an income statement for such fiscal period prepared in accordance with GAAP.

       "Nominee" shall mean a business entity, formed or appointed by Agent to own or manage any Collateral in the possession or control of Lenders.

       "Note" means the Revolving Line of Credit and Term Notes in the form of Exhibit A attached hereto.
---------

       "Payment Date" shall mean the first day of each month on which the Agent is open for business in the Commonwealth of Massachusetts from and after the Closing Date.

       "Permitted Acquisition" shall mean an acquisition (by purchase or merger) by any Borrower or a Subsidiary (a) of all or substantially all of the assets or 100% of the outstanding capital stock or joint venture or partnership interests of any entity engaged in a business directly related to that of the Borrowers for which the purchase price consideration payable by any or all Borrowers is less than $10,000,000 in the aggregate, or (b) to which the Banks have given their prior written consent.

       "Permitted Lien" shall have the meaning given that term in Section 4.02(b) hereof.

       "Pledge Agreement" shall mean the Pledge Agreement of the Borrowers in the form of Exhibit C hereto.

       "Pre-Tax Net Income" for any fiscal period shall mean net income (or net loss, expressed as a negative number), before deduction of or credit for applicable income taxes, as such pre-tax net income or net loss would be set forth on an income statement for such fiscal period prepared in accordance with GAAP.

       "Prime Rate Loans" shall mean Loans subject to the Prime Rate Option.

       "Prime Rate" shall mean the rate of interest announced by the Agent from time to time as its "Prime Rate" or "Base Rate"; provided, however, that such rate is not necessarily the lowest rate charged by the Bank to its customers.

       "Principal Office" of the Agent or the Borrowers shall mean the respective office(s) located at the address set forth on the first page hereof.

       "Proportionate Share" shall mean each Bank's commitment to fund Loans; in the case of State Street Bank and Trust Company, 33.33%; and in the case of CoreStates Bank, N.A., 33.33%; and in the case of BankBoston, N.A., 33.33%.

       "Receivables" shall mean all of the present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered of any Borrower, including all right, title and interest of any Borrower in the goods or services which have given rise thereto and any right of stoppage in transit, whether the same are now owned or hereafter acquired or arising.

       "Security Agreement" shall mean the Security Agreement in the form of Exhibit B hereto.
---------

       "Subsidiary Security Agreement" shall mean the Subsidiary Security Agreement in the form of Exhibit E hereto.
                         ---------

       "Subsidiary Guaranty Agreement" shall mean the Subsidiary Guaranty Agreement in the form of Exhibit D hereto.
                         ---------

       "Security Documents" shall have the meaning specified in Section 1.13 of this Agreement.

       "Senior Liabilities" shall mean all Liabilities of the Borrowers to the Banks arising hereunder or under the Note and Letter(s) of Credit and any interest bearing obligations of Borrowers incurred on account of borrowed money.

       "Shareholder's Equity" shall mean shareholder's equity (determined in accordance with GAAP), including all assets that would be considered intangibles under GAAP including, without limitation, good will.

       "Subsidiary" shall mean with respect to any Borrower, (i) any corporation, limited liability company or trust of which more than fifty percent (50%) (by number of shares or number of votes) of the outstanding capital stock, member interests or shares of beneficial interests normally entitled to vote for the election of one or more directors or trustees is at such time owned directly or indirectly by such Borrower or one or more of such Borrower's affiliates and
(ii) any corporation, trust, limited liability company, partnership or other entity which is controlled or capable of being controlled by such Borrower or one or more such Borrower's affiliates.

       "Tangible Net Worth" shall mean stockholders' equity (determined in accordance with GAAP) minus all assets that would be considered intangibles under GAAP, such intangible assets including, without limitation, such items as goodwill, trademarks, tradenames, copyrights, patents, licenses and rights in any thereof, unamortized debt discount, capitalized software development or acquisition costs, costs or value of purchased software and all write-ups in the book value of any asset.

       "Termination Date" shall mean the earlier of (i) April 23, 2003, (ii) such earlier date on which the Banks make a declaration in accordance with the provisions of Section 5.02(a) hereof or (iii) the payment and satisfaction in full of all obligations of any Borrower to Banks hereunder, under the Security Documents, or in connection herewith or therewith. The Banks may, at their discretion, renew or extend the lines of credit by extending the Termination Date. Neither the inclusion in this Agreement of financial covenants relating to periods after the Termination Date or any other terms and provisions hereof shall be deemed to create any implication that the Banks are required to renew or extend such revolving line of credit.

  8.02.  Use of Defined Terms.  Any defined term used in the plural preceded by
         --------------------
the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

  8.03.  Accounting Terms.  All accounting terms not specifically defined herein
         ----------------
shall be construed in accordance with United States generally accepted accounting principles consistently applied on the basis used by the concerned entity in prior years.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, each of the Borrowers and the Banks have caused this Credit Agreement to be executed by their duly authorized officers as of the date first above written.

                                THE BORROWERS:

                                MAC-GRAY CORPORATION


                                By:
                                    -------------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------

                                MAC-GRAY SERVICES, INC.


                                By:
                                    -------------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------



                                INTIRION CORPORATION

                                By:
                                    -------------------------------
                                    Name:
                                          -------------------------

                                    Title:
                                          -------------------------

    IN WITNESS WHEREOF, each of the Borrowers and the Banks have caused this Credit Agreement to be executed by their duly authorized officers as of the date first above written.

                                THE BANKS:

                                STATE STREET BANK AND TRUST
                                COMPANY, for itself and as agent for
                                CORESTATES BANK, N.A. and
                                BANKBOSTON, N.A.

                                By:
                                    -------------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------

                                CORESTATES BANK, N.A.


                                By:
                                    -------------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------

                                BANKBOSTON, N.A.

                                By:
                                    -------------------------------

                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------


                                       4